STOCK PURCHASE AGREEMENT


               Between


               WESTINGHOUSE ELECTRIC
               CORPORATION


                  and


               INGERSOLL-RAND COMPANY


               Dated as of September 12, 1997




                    Sale of Thermo King



                     TABLE OF CONTENTS


                                                         Page

1.   Purchase and Sale of the Shares                        1

2.   Closing; Reorganization of Sold
      Subsidiaries; Nominee Shares;
      Purchase Price Adjustment                             1

      (a)  Closing                                          1

      (b)  Reorganization of Sold Subsidiaries              2

      (c)  Nominees Shares                                  4

      (d)  Purchase Price Adjustment                        4

3.   Conditions to Closing                                  8

      (a)  Buyer's Obligation                               8

      (b)  Westinghouse's Obligation                       10

      (c)  Frustration of Closing Conditions               10

4.   Representations and Warranties of
      Westinghouse                                         10

      (a)  Authority                                       10

      (b)  No Conflicts; Consents                          10

      (c)  The Shares                                      11

      (d)  Organization and Standing; Books and
             Records                                       12

      (e)  Capital Stock of the Sold
            Subsidiaries                                   12

      (f)  Equity Interests                                13

      (g)  Financial Statements; Undisclosed
             Liabilities                                   13

      (h)  Taxes                                           14

      (i)  Assets Other than Real Property
             Interests                                     16

      (j)  Title to Real Property                          17

      (k)  Intellectual Property                           18

      (l)  Contracts                                       19

      (m)  Litigation                                      21

      (n)  Benefit Plans                                   21

      (o)  Absence of Changes or Events                    25

      (p)  Compliance with Applicable Laws                 25

      (q)  Condition of Assets                             27

      (r)  Entire Business                                 27

      (s)  Labor Matters                                   27

      (t)  Product Liability Claims; Warranties            27

      (u)  Customers                                       28

5.   Covenants of Westinghouse                             28

      (a)  Access                                          28

      (b)  Ordinary Conduct                                28

      (c)  Resignations                                    30

      (d)  Auditor Consents                                31

      (e)  Termination of Certain Agreements               31

      (f)  Nonobstruction                                  31

      (g)  Supplemental Disclosure                         31

      (h)  Assignment of Confidentiality Agreements        31

      (i)  Insurance Matters                               31

      (j)  Non-competition                                 32

6.   Representations and Warranties of Buyer               33

      (a)  Authority                                       33

      (b)  No Conflicts; Consents                          33

      (c)  Securities Act                                  34

      (d)  Availability of Funds                           34

7.   Covenants of Buyer                                    34

      (a)  Confidentiality                                 34

      (b)  Nonobstruction                                  34

      (c)  Supplemental Disclosure                         34

      (d)  No Additional Representations                   34

      (e)  Credit Support                                  35

      (f)  No Use of Westinghouse Name                     36

      (g)  Transition Services                             36

      (h)  Borrowing Facilities                            37

8.   Mutual Covenants                                      37

      (a)  Consents; Governmental Approvals                37

      (b)  Cooperation                                     38

      (c)  Publicity                                       39

      (d)  Reasonable Best Efforts                         39

      (e)  Antitrust Notification                          40

9.   Employee and Related Matters                          40

      (a)  Employment                                      40

      (b)  Continuation of Comparable Benefit
             Plans                                         41

      (c)  Pension Plan                                    44

      (d)  401(k) Plan                                     46

      (e)  Accrued Vacation                                48

      (f)  Union Representation                            48

      (g)  Medical and Disability Benefits; Life
              Insurance                                    48

      (h)  Severance Obligations                           49

      (i)  Executive Compensation                          50

      (j)  Cooperation                                     50

      (k)  WARN Act                                        50

      (l)  Workers Compensation                            50

      (m)  Free-Standing Plans                             51

      (n)  Foreign Employment Matters                      51

      (o)  No Right to Employment                          53

      (p)  Multiemployer Plan Liability                    53

10.  Further Assurances                                    53

11.  Indemnification                                       53

      (a)  Tax Indemnification                             53

      (b)  Other Indemnification by Westinghouse           55

      (c)  Other Indemnification by Buyer                  57

      (d)  Losses Net of Insurance, etc.; No
              Consequential Damages                        58

      (e)  Termination of Indemnification                  58

      (f)  Procedures Relating to Indemnification
              (Other than under Section 11(a))             58

      (g)  Other Claims                                    61

      (h)  Procedures Relating to Indemnification
              of Tax Claims                                62

      (i)  Mitigation                                      63

12.  Tax Matters                                           63

13.  Assignment                                            67

14.  No Third-Party Beneficiaries                          67

15.  Termination                                           67

16.  Survival of Representations and Warranties            68

17.  Expenses                                              69

18.  Amendments                                            69

19.  Notices                                               69

20.  Interpretation; Exhibits and Schedules; Certain
      Definitions                                          70

21.  Counterparts                                          71

22.  Entire Agreement                                      71

23.  Fees                                                  72

24.  Severability                                          72

25.  Consent to Jurisdiction                               72

26.  Governing Law                                         72

27.  Westinghouse Spin-Off                                 72

     EXHIBIT A           List of Selling Subsidiaries,
                    Direct Sold Subsidiaries and Other Sold
                    Subsidiaries




               STOCK PURCHASE AGREEMENT dated as of
          September 12, 1997, between WESTINGHOUSE ELECTRIC
          CORPORATION, a Pennsylvania corporation
          ("Westinghouse"), and INGERSOLL-RAND COMPANY, a
          New Jersey corporation ("Buyer").


          Buyer desires to purchase from Westinghouse and the subsidiaries of Westinghouse listed as Selling Subsidiaries in Exhibit A hereto (the "Selling Subsidiaries" and, collectively with Westinghouse, "Sellers"), and Westinghouse desires to sell, or cause the Selling Subsidiaries to sell, to Buyer, all the shares of capital stock of or, in the case of Thermo King-Dalian Transport Refrigeration Company, Limited ("Dalian"), other equity interests in, the entities listed as Direct Sold Subsidiaries in Exhibit A hereto (the "Direct Sold Subsidiaries") owned directly or indirectly by Westinghouse and its subsidiaries (collectively, the "Shares"). The Direct Sold Subsidiaries together with the entities listed as Other Sold Subsidiaries in Exhibit A hereto (the "Other Sold Subsidiaries") are collectively referred to herein as the "Sold Subsidiaries".

          Accordingly, Westinghouse and Buyer hereby agree as follows:

          1. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, Westing house shall, and shall cause the Selling Subsidiaries to, sell, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, the Shares for an aggregate purchase price of $2,560,000,000 (the "Purchase Price"), payable as set forth below in Section 2(a), subject to adjustment as provided in Section 2(d). The Purchase Price shall be allocated among the Direct Sold Subsidiaries as set forth on
Schedule 1, and shall be correspondingly allocated among Sellers.

          2. Closing; Reorganization of Sold Subsidiaries; Nominee Shares; Purchase Price Adjustment. (a) Closing. The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York,
New York, at 10:00 a.m. on the third business day (or such other business day as Westinghouse and Buyer may agree) following the satisfaction or waiver of the conditions set forth in Section 3(a)(iii) and 3(b)(iii), or, if the other conditions to the Closing set forth in Section 3 shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date". At the Closing, (i) Buyer shall deliver to Sellers, by wire transfer to bank accounts designated in writing by Westinghouse prior to the Closing, immediately available funds in an aggregate amount equal to the Purchase Price,
(ii) the applicable Seller and Buyer shall deliver to the other (to the extent not previously delivered) such appropriately executed instruments of assignment to and assumption by Buyer of the rights and obligations of the applicable Seller under (A) the Contract dated December 31, 1989, among Dalian Refrigerator Works, Shenzhen Machinery Industry Corporation and Westinghouse Electric S.A. relating to Dalian and (B) the Formation and Shareholders Agreement dated December 21, 1984, between Westinghouse Electric S.A., Frigicoll S.A., Mr. Fernando Coll Soms and Mr. Carlos Bernils Deulonder concerning Reftrans, S.A., and any related agreements, in each case as required under any such contract or agreement, (iii) the applicable Seller shall deliver to Buyer certificates representing the Shares of all domestic Direct Sold Subsidiaries and the foreign Direct Sold Subsidiaries for which certificates representing the applicable Shares are issued, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Buyer or its affiliates, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed and (iv) the applicable Sellers and Buyer shall deliver to the other such other appropriately executed instruments as are reasonably necessary to sell, transfer and deliver the Shares of any foreign Direct Sold Subsidiary to Buyer.

          (b) Reorganization of Sold Subsidiaries. At or prior to the Closing, Westinghouse shall take the following actions (collectively, the "Reorganization"):

          (i) cause Westinghouse Irish Holdings, Limited to transfer to Westinghouse Electric S.A. all the shares of capital stock of Westinghouse Electric Ireland
     Limited owned by it;

          (ii) cause all intercompany payables, receivables and loans between any Sold Subsidiary, on the one hand, and Westinghouse and its subsidiaries (other than the Sold Subsidiaries), on the other hand, to be settled or canceled;

          (iii) transfer, or cause its subsidiaries to transfer, the assets, liabilities and employees listed in Schedule 2(b)(iii) to (A) any Sold Subsidiary or
     (B) any subsidiary of Westinghouse that (I) is not and has never been engaged in any business other than the ownership of any of such assets (subject to such transferred liabilities) or the employment of any of such employees, (II) as of the Closing will not have any obligations or liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, other than any of such liabilities and
     (III) shall thereafter be considered to be a Sold Subsidiary (and the direct parent of such Sold Subsidiary, if not itself already a Sold Subsidiary or a Seller, shall thereafter be considered to be a Selling Subsidiary, and Westinghouse shall provide Buyer with an appropriate update to Exhibit A and
     Schedule 4(e)) for all purposes of this Agreement, except that if Buyer so requests at least 15 days prior to the Closing Date, Westinghouse shall transfer, or cause its subsidiaries to transfer, such assets, liabilities and employees (or all of the outstanding capital stock of any subsidiaries of Westinghouse which are not engaged in any business other than the ownership of any of such assets (subject to such transferred liabilities) or the employment of any of such employees and which do not have any obligations or liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued (other than any of such liabilities) directly to Buyer or a subsidiary of Buyer at the Closing for no consideration in addition to the Purchase Price if (x) transferring such assets, liabilities and employees (or such capital stock) directly to Buyer or a subsidiary of Buyer will not subject Westinghouse or any of its subsidiaries (other than the Sold Subsidiaries) to any obligations or liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued (other than immaterial obligations and liabilities), and (y) Buyer shall reimburse Westinghouse for all reasonable incre mental costs and expenses (including those arising out of or relating to any such immaterial obligations and liabilities) incurred by Westinghouse related to transferring such assets, liabilities and employees (or such capital stock) directly to Buyer or a subsidiary of Buyer;

          (iv) except as set forth on Schedule 2(b)(iv), cause the Sold Subsidiaries to transfer the assets and employees listed in Schedule 2(b)(iv) to Westinghouse or any of its subsidiaries (other than the Sold
     Subsidiaries); and

          (v) assign its rights under, or cause its subsi diaries to assign their rights under, and cause the Sold Subsidiaries to assume all of the obligations of Westinghouse and its subsidiaries under, the licenses, leases, contracts, commitments, agreements and instru ments listed in Schedule 2(b)(v) (collectively, the "Schedule 2(b)(v) Contracts").

          (c)  Nominee Shares.  At the Closing, or as
promptly thereafter as possible, with respect to any Sold
Subsidiaries as to which directors or other nominees of Westinghouse or any of its subsidiaries (other than one of the Sold Subsidiaries) own shares of capital stock for the purpose of satisfying applicable legal requirements (such shares, "Nominee Shares"), Westinghouse shall cause the applicable Selling Subsidiary to take all necessary or appropriate steps to effect the transfer of the Nominee
Shares to new directors or other nominees designated by Buyer as, when and to the extent permitted by applicable legal requirements.

          (d)  Purchase Price Adjustment.  (i)  Within
90 days after the Closing Date, Westinghouse shall at its expense prepare and deliver to Buyer a statement (the "Statement") setting forth Net Assets (as defined below) as of the close of business on the Closing Date ("Closing Net Assets"), together with an audited special purpose report of Westinghouse's independent auditors that the Statement has been prepared in compliance with the requirements of this
Section 2(d).

          Buyer shall cause the Sold Subsidiaries and their respective employees to assist Westinghouse in the prepara tion of the Statement and shall provide Westinghouse and its independent auditors on-site access at all reasonable times to the personnel, properties, books and records of the Sold Subsidiaries for such purpose. Buyer acknowledges that Westinghouse shall have the primary responsibility and authority for preparing the Statement.

          A physical inventory (exclusive of fixed assets) shall be conducted by the Sold Subsidiaries consistent with past practice on or before the Closing Date for the purpose of preparing the Statement, and each of Westinghouse and Buyer and their respective independent auditors shall have the right to observe the taking of such physical inventory.

          During the 60-day period following Buyer's receipt of the Statement, Buyer and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Westinghouse and its independent auditors relating to the Statement and (ii) any supporting schedules, analyses and other documentation relating to the Statement. The Statement shall become final and binding upon the parties on the sixtieth day following delivery thereof, unless Buyer gives written notice of its disagreement with the Statement ("Notice of Disagreement") to Westinghouse prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted, (B) only include disagreements based on mathematical errors or based on Closing Net Assets not being calculated in accordance with this Section 2(d), (C) be accompanied by a certificate of Buyer that it has complied with the covenants set forth in
Section 2(d)(iv) and (D) if Buyer's independent auditors are engaged by Buyer in connection with the preparation of the Notice of Disagreement, be accompanied by a certificate of Buyer's independent auditors that they concur with each of the positions taken by Buyer in the Notice of Disagreement. If a Notice of Disagreement complying with the preceding sentence is received by Westinghouse in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Westinghouse and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

          During the 60-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Westinghouse and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period Westinghouse and its independent auditors shall have reasonable on-site access during normal business hours to the personnel, properties, books, records, schedules, analyses and working papers of the Sold Subsidiaries and shall be permitted to review and make copies reasonably required of the working papers of Buyer and its independent auditors (if any) relating to the preparation of the Notice of Disagreement. If, at the end of such 60-day period, Westinghouse and Buyer have not so resolved such differences, Westinghouse and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by the parties hereto in writing. Westinghouse and Buyer shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. Westinghouse and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2(d) shall be borne by Westinghouse and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate alloca tions shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and expenses of Westinghouse's independent auditors incurred in connec tion with the issuance of their audited special purpose report relating to the Statement and review of any Notice of Disagreement shall be borne by Westinghouse, and the fees and expenses of Buyer's independent auditors incurred in connection with their review of the Statement shall be borne by Buyer.

          (ii) The Purchase Price shall be increased by the amount by which Closing Net Assets exceeds $224,679,000
(the "Target Amount"), and the Purchase Price shall be decreased by the amount by which Closing Net Assets is less than the Target Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Purchase Price"). If the Purchase Price is less than the Adjusted Purchase Price, Buyer shall, and if the Purchase Price is greater than the Adjusted Purchase Price, Westinghouse shall, within 10 business days after the Statement becomes final and binding upon the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at the three-month treasury bill rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) in effect on the Closing Date plus .25% (the "Rate"), calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of actual payment, compounded annually. Notwithstanding the foregoing, in the event that Buyer delivers a Notice of Disagreement to Westinghouse in accordance with this Section 2(d) and either Westinghouse or Buyer shall be required to make a payment to the other regardless of the resolution of the items contained in the Notice of Disagreement, then Westinghouse or Buyer, as applicable, shall, within 10 business days of the receipt of the Notice of Disagreement, make payment to the other by wire transfer in immediately available funds of the lesser of the two amounts that may be owed by Westinghouse or Buyer, as applicable, pending resolution of the items contained in the Notice of Disagreement together with interest thereon at the Rate on the date of the Notice of Disagreement, calculated as described above, and such payment (excluding interest) shall be credited against the payment (excluding interest) required pursuant to the second sentence of this paragraph.

          (iii) The term "Net Assets" shall mean Total Assets minus Total Liabilities (in each case as defined below). The Target Amount equals Net Assets on the date of the Balance Sheet (as defined in Section 4(g)) plus
(i) $2,000,000 (in respect of the inventory adjustment set forth in Schedule 2(d)), (ii) $3,900,000 (in respect of the adjustment for Reftrans, S.A. goodwill and minority interest set forth in Schedule 2(d)) and (iii) $2,600,000 (in respect of the pro rata pension expense adjustment set forth in
Schedule 2(d)). The terms "Total Assets" and "Total Liabilities" shall mean the combined total assets and combined total liabilities determined in accordance with generally accepted accounting principles (it being understood that pension liabilities, environmental liabilities and amounts attributable to Income Taxes for the Pre-Closing Tax Period (as such terms are defined in Section 4(h)) for which Westinghouse is liable under clause (i) of the first paragraph of Section 11(a) and all Irish Reorganization Taxes (as defined in Section 11(a)) for which Westinghouse is liable under Section 11(a)(vii) and deferred Income Taxes shall be excluded in determining Total Assets and Total Liabilities), respectively, of the Sold Subsidiaries, using the same methodologies, practices, accounting applications and assumptions, including discount rates and health care cost trend rates, as used in determining the Target Amount. The parties agree that the adjustment contemplated by this Section 2(d) is intended to show the change in Net Assets from the date of the Balance Sheet to the Closing Date, and that such change may only be measured if the calculation is done in accordance with the preceding sentence. The scope of the disputes to be resolved by the Accounting Firm is limited to whether such calculations were done in accordance with the foregoing provisions of this Section 2(d) or whether there were mathematical errors in the Statement. The calculation of the Target Amount is set forth in Schedule 2(d).

          (iv) Buyer agrees that following the Closing it shall not take any actions which would affect the Statement with respect to the accounting books and records of the Sold Subsidiaries on which the Statement is to be based that are not consistent with the Sold Subsidiaries' past practices, except to the extent such practices do not conform with
generally accepted accounting principles.   Buyer shall
cause the Sold Subsidiaries to cooperate in the preparation of the Statement, including providing customary certifications, including management representation letters, to Westinghouse's independent auditors. No such certifications (including management representation letters) shall be deemed to constitute Buyer's acceptance of the matters contained therein or a waiver of Buyer's right to object to any amounts contained therein or a waiver of Buyer's right to object to any amounts contained in the Statement whether or not based on such certifications.

          (v) During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2(d), Buyer shall cause the Sold Subsidiaries to afford to Westinghouse and any accountants, counsel or financial advisers retained by Westinghouse in connection with any adjustment to the Purchase Price contemplated by this Section 2(d) access at all reasonable times to all the Sold Subsidiaries' personnel, properties, books, contracts, records, schedules, analyses and working papers.

          3. Conditions to Closing. (a) Buyer's Obliga tion. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          (i)  The representations and warranties of
     Westinghouse set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warran ties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and the representations and warranties of Westinghouse set forth in this Agreement that are not qualified as to materiality shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Westinghouse shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Westinghouse by the time of the Closing. Westinghouse shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Westinghouse confirming the foregoing.

          (ii) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

          (iii) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been earlier terminated and Westinghouse and Buyer shall have received confirmation (the "European Confirmation") from the Commission of the European Community (the "Commission") that the transactions contemplated by this Agreement do not raise serious doubts as to their compatibility with the common market and that the Commission will not either initiate proceedings under Article 6.1(c) of Council Regulation (EEC) No. 4064/89 (the "Regulation") or refer, pursuant to Article 9.3 of the Regulation, the transactions contemplated by this Agreement to any competent authority of a Member State for application of that State's national competition law.

          (iv) Each consent listed on Schedule 3(a)(iv) shall have been obtained.

          (v) There shall not be any pending suit, action or proceeding by any Governmental Entity (as defined in Section 4(b)) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement in any material respect or seeking to obtain any damages from the Sold Subsidiaries or Buyer which would reasonably be expected to have a Material Adverse Effect.

          (b) Westinghouse's Obligation. The obligation of Westinghouse to sell, transfer and deliver, or to cause the sale, transfer and delivery of, the Shares to Buyer is subject to the satisfaction (or waiver by Westinghouse) as of the Closing of the following conditions:

          (i) The representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and the representations and war ranties of Buyer set forth in this Agreement that are not qualified as to materiality shall be true and cor rect in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Westinghouse a certifi cate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

          (ii) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

          (iii) The waiting period under the HSR Act shall have expired or been earlier terminated and Westinghouse and Buyer shall have received the European
     Confirmation.

          (iv) There shall not be any pending suit, action or proceeding by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement in any material respect or seeking to obtain any damages which are material to Westinghouse and its subsidiaries.

          (c)  Frustration of Closing Conditions.  Neither
Buyer nor Westinghouse may rely on the failure of any condition set forth in Section 3(a) or 3(b), respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by
Section 8(d).

          4.  Representations and Warranties of
Westinghouse. Westinghouse hereby represents and warrants to Buyer as follows, assuming for all purposes that the Reorganization has been consummated:

          (a) Authority. Westinghouse is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Westinghouse has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and each Seller has all requisite corporate power and authority to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken or, in the case of the Selling Subsidiaries, prior to the Closing will be duly and properly taken. This
Agreement has been duly executed and delivered by Westing house and constitutes a legal, valid and binding obligation of Westinghouse, enforceable against Westinghouse in accordance with its terms.

          (b) No Conflicts; Consents. The execution and delivery of this Agreement by Westinghouse do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation (except any acceleration of vesting under the Westinghouse Savings Program and the Westinghouse Long-Term Incentive Plan) or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of any Sold Subsidiary under, any provision of (i) the certificate of incorporation or by-laws (or comparable organizational documents) of any Seller or any Sold Subsidiary, (ii) except as set forth in
Schedule 4(b), any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which any Seller or any Sold Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) except for the exceptions to the last sentence of this paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree applicable to any Seller or any Sold Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individu ally or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on the business, prospects, financial condition or results of operations of the Sold Subsidiaries, taken as a whole, other than changes
(A) set forth in Schedule 4(b), (B) relating to or resulting from generally applicable economic conditions, (C) relating to or resulting from the announcement by Westinghouse of its intention to sell any of the Sold Subsidiaries or (D) relat ing to or resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4(b), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by any Seller or any Sold Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (I) compliance with and filings under the HSR Act and the Regulation, (II) compliance with and filings under Sec tion 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (III) those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions con templated hereby and (IV) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (c) The Shares. Each Seller has good and valid title to the Shares owned by such Seller, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Assuming Buyer has the requisite corporate power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares (other than equity interests in Dalian), duly endorsed by the applicable Seller for transfer to Buyer, and such other appropriately executed instruments as are reasonably neces sary to sell, transfer and deliver the equity interests in Dalian and the Shares of any other Foreign Direct Sold Subsidiary to Buyer, and upon Westinghouse's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Buyer or its affiliates. Except as set forth in Schedule 4(c) and other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, commitment, agree ment or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

          (d)  Organization and Standing; Books and Records.
(i) Each of the Sold Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of organization, which jurisdiction is set forth in Schedule 4(d). Each of the Sold Subsidiaries has all requisite corporate or other power and authority and possesses all governmental fran chises, approvals, licenses, permits and authorizations necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, approvals, licenses, permits and authorizations the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Sold Subsidiaries is duly qualified and in good standing (with respect to jurisdictions which recognize the concept) to do business as a foreign corporation or other legal entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          Prior to the execution of this Agreement, Westinghouse has made available to Buyer true and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents), each as amended to date, and the minute books (or comparable records) of each Sold Subsidiary.

          (e)  Capital Stock of the Sold Subsidiaries.
Schedule 4(e) sets forth for each Sold Subsidiary the amount of its authorized capital stock or other equity interests, the amount of its outstanding capital stock or other equity interests and the record owners of its outstanding capital stock or other equity interests, including all the Shares. All the Shares and all the outstanding shares of capital stock of or other equity interests in each Other Sold Subsidiary have, to the extent applicable, been duly author ized and validly issued and are fully paid and nonassess able. Except (i) for the Shares, (ii) for any Nominee Shares and (iii) as set forth in Schedule 4(e), there are no shares of capital stock of or other equity interests in any Sold Subsidiary outstanding. Except as set forth in
Schedule 4(e), none of the Shares nor any shares of capital stock of or other equity interests in any Other Sold Subsidiary have been issued in violation of, or are subject to, any purchase option, call, right of first refusal or pre emptive, subscription or similar rights under any provision of applicable law, the certificate of incorporation or by-laws (or comparable organizational documents) of any Sold Subsidiary or any contract, agreement or instrument to which any Sold Subsidiary is subject, bound or a party. Except as set forth in Schedule 4(e), there are no outstanding warrants, options, rights, "phantom" stock rights, convertible or exchangeable securities or other agreements or instruments (other than this Agreement) pursuant to which any Seller or any Sold Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock of or other equity interests in any Sold Subsidiary. A Direct Sold Subsidiary has good and valid title to all the outstanding shares of capital stock of or other equity interests in each Other Sold Subsidiary, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind.

          (f) Equity Interests. Except for the capital stock of or other equity interests in the Other Sold
Subsidiaries and as set forth in Schedule 4(f), the Direct
Sold Subsidiaries do not directly or indirectly own any capital stock of or other equity interests in any corpora tion, partnership, joint stock company, limited liability company or other legal entity, and none of the Sold
Subsidiaries is a member of or participant in any partner ship, joint venture or similar entity.

          (g) Financial Statements; Undisclosed Liabili ties. (i) Schedule 4(g) sets forth (A) the unaudited combined balance sheet as of June 30, 1997, of the Sold
Subsidiaries assuming that the Reorganization had been in effect for all relevant periods (the "Balance Sheet"), and the unaudited combined statements of income and cash flows for the six-month period ended June 30, 1997, of the Sold
Subsidiaries assuming that the Reorganization had been in effect for all relevant periods, together with the notes to such financial statements, and (B) the audited combined balance sheets as of December 31, 1996 and 1995 of the Sold
Subsidiaries assuming that the Reorganization had been in effect for all relevant periods, and the audited combined statements of income and cash flows for the years ended
December 31, 1996, 1995 and 1994 of the Sold Subsidiaries assuming that the Reorganization had been in effect for all relevant periods, together with the notes to such financial statements (the financial statements described in clauses (A) and (B) above, together with the notes to such financial statements, collectively, the "Financial
Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied (except in each case as described in the notes thereto) and on that basis present fairly (sub ject, in the case of the unaudited statements, to normal year-end audit adjustments), in all material respects, the combined financial condition and combined results of opera tions as of the respective dates thereof and for the respec tive periods indicated of the Sold Subsidiaries assuming that the Reorganization had been in effect for all relevant periods.

          (ii)  Except (A) as disclosed, reflected or
reserved against in the Balance Sheet and the notes thereto,
(B) for items set forth in Schedule 4(g), (C) for liabili ties and obligations incurred in the ordinary course of busi ness consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement,
(D) for liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby and (E) for Income Taxes and Irish Reorganization Taxes (as described in Section 11(a)(vii)), none of the Sold Subsidiaries has any material liabilities or obligations of a nature required by United States generally accepted accounting principles to be reflected on a combined balance sheet of the Sold Subsidiaries or in the notes thereto.

          (h)  Taxes.  (i)  For purposes of this Agreement,
(A) "Tax" shall mean any Federal, state, local or foreign tax, fee or other like assessment or charge of any kind whatsoever (including any net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the taxpayer, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax, additional amount due or similar items with respect thereto;
(B) "Income Tax" shall mean any income, franchise, gains or similar Tax imposed on or measured by net income and any interest, penalty, addition to tax, additional amount due or similar items with respect thereto; (C) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day; (D) "Post-Closing Tax Period" shall mean all taxable periods beginning after the Closing Date and the portion beginning after the Closing Date of any taxable period that includes (but does not end on) such day; and
(E) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (ii)  Except as set forth in Schedule 4(h),
(A) each of the Sold Subsidiaries, and any affiliated group, within the meaning of Section 1504 of the Code, of which any of the Sold Subsidiaries is a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign tax laws and all such Tax returns were (in the aggregate) correct and complete in all material respects, (B) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof and (C) no material Tax liens have been filed and there is no material dispute or claim with respect to any Tax Liability of any of the Sold Subsidiaries (i) claimed or raised in writing to any of the Sellers or the Sold Subsidiaries or (ii) of which Westinghouse or any of the Sellers or Sold Subsidiaries otherwise have knowledge.

          The United States Federal consolidated Income Tax returns in which any of the Sold Subsidiaries have joined have been examined by the Internal Revenue Service for all taxable years through the year ended December 31, 1989. All deficiencies resulting from such examinations have either been paid or adequately provided for. None of the Sold Subsidiaries has been a member of an affiliated group filing a consolidated United States Federal Income Tax return other than a group the common parent of which is Westinghouse. None of the Sold Subsidiaries has any liability for the Taxes of any person (other than any other member of the same affiliated or consolidated group) under Treas. Reg.
1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, pursuant to any Tax sharing agreement, indemnification arrangement, or similar contract or arrangement, or otherwise.

          (iii)  Except as set forth in Schedule 4(h),
(A) neither Westinghouse nor any of its affiliates has made with respect to any of the Sold Subsidiaries, or any property held by any of the Sold Subsidiaries, any consent under Section 341 of the Code, (B) no property of any of the domestic Sold Subsidiaries (excluding Thermo Puerto Rico) is "tax exempt use property" within the meaning of
Section 168(h) of the Code, (C) none of the Sold Subsidiaries is a party to any lease made pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954  and
(D) none of the Sold Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that, under certain circumstances, could obligate it to make any payments that will not be deductible under
Section 280G of the Code.

          (iv) Except as set forth in Schedule 4(h), there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax returns required to be filed with respect to any of the Sold Subsidiaries and none of the Sold Subsidiaries, nor any affiliated group, within the meaning of Section 1504 of the Code, of which any of the Sold Subsidiaries is or was a member, has requested any extension of time within which to file any material Tax return, which return has not yet been filed.

          (v) None of the Direct Sold Subsidiaries is or has been a real property holding company within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (vi)  Westinghouse is not a "foreign person"
within the meaning of Section 1445 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (vii) Neither Sellers nor the Sold Subsidiaries have taken any action or omitted to take any action that constitutes a material violation (A) with respect to Puerto Rico, the tax incentives granted to Westinghouse de Puerto Rico, Inc. ("Thermo Puerto Rico") Case No. 88-8-I-130, pursuant to the terms of Act No. 8 of January 24, 1987, as amended; and (B) with respect to Westinghouse Electric Ireland, Limited ("Thermo Ireland"), manufacturing relief as provided for under the provisions of Chapter VI Finance Act of 1980 as it applies to the activities of Thermo Ireland, the Shannon grant of tax reduction applicable to the Shannon business, and the Irish Industrial Development Authority capital and employment grants, provided, however, that this representation shall not be deemed violated by any action contemplated by this Agreement or taken with the knowledge, consent or participation or at the request of Buyer.

          (i) Assets Other than Real Property Interests. The Sold Subsidiaries have good and valid title to all material assets reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Balance Sheet not in violation of this Agreement, in each case free and clear of all mortgages, liens, claims, encumbrances or security interests of any kind except (i) such as are set forth in Schedule 4(i),
(ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price con ditional sales contracts and equipment leases with third parties entered into in the ordinary course of business,
(iii) liens for Taxes which are not due and payable or which are being contested in good faith by appropriate proceed ings, (iv) mortgages, liens, claims, encumbrances and security interests which secure debt that is reflected as a liability on the Balance Sheet and (v) other imperfections of title or mortgages, liens, claims, encumbrances or security interests, if any, which do not, individually or in the aggregate, materially impair the continued operation of the business of the Sold Subsidiaries, taken as a whole, as presently conducted (the mortgages, liens, claims, encum brances, security interests and imperfections of title described in clauses (i) through (v) above are collectively referred to herein as "Permitted Liens").

          This Section 4(i) does not relate to real property, interests in real property, leasehold interests, Intellectual Property (as defined in Section 4(k)) or other intellectual property rights or intangibles.

          (j) Title to Real Property. Schedule 4(j) sets forth a complete list of all real property and interests in real property owned in fee by the Sold Subsidiaries (individually, an "Owned Property") and a complete list of all real property and interests in real property leased by or for the use of the Sold Subsidiaries (individually, a "Leased Property"; an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Sold Subsidiary Property" and, collectively, as "Sold Subsidiary Properties"), except for Sold Subsidiary Properties purchased or leased by or for the use of any Sold Subsidiary between the date hereof and the Closing Date not in violation of Section 5(b). The Sold Subsidiaries have good and marketable fee title (except for Permitted Encumbrances (as defined below)) to all Owned Property free and clear of all mortgages, liens, encumbrances, security interests, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any kind, except
(A) such as are set forth in Schedule 4(j), (B) leases, subleases and occupancy agreements set forth in
Schedule 4(l), (C) Permitted Liens, (D) easements, covenants, rights-of-way and other similar restrictions, whether or not of record, (E) any conditions that may be shown by a current, accurate survey or physical inspection of any Sold Subsidiary Property and (F) (I) zoning, building and other similar restrictions, and (II) mortgages, liens, encumbrances, options, rights of first refusal, security interests, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which any Sold Subsidiary has easement rights or on any Leased
Property and subordination or similar agreements relating thereto, none of which matters described in clauses (D), (E) and (F) materially impairs the continued operation of the business of the Sold Subsidiaries, taken as a whole, as presently conducted (all of the matters referred to in clauses (A) through (F) are collectively referred to as the "Permitted Encumbrances"). There are no material condemnation or eminent domain proceedings pending or, to the knowledge of Westinghouse, threatened against any Sold Subsidiary Property. There are no outstanding options or rights of first refusal on any Owned Property. Except as set forth in Schedule 4(j), all of the Leased Property is leased to a Sold Subsidiary which is in possession (which has not been challenged) of the premises purported to be leased thereunder, and each such lease is a valid obligation of one of the Sold Subsidiaries without any material default (with or without notice or lapse of time, or both) thereunder by the Sold Subsidiaries. Westinghouse has no knowledge of any material default under any such lease by the landlord thereunder. Westinghouse has made available to Buyer a true and complete copy of each lease and all amendments thereto pertaining to each Leased Property.

          (k) Intellectual Property. Schedule 4(k) sets forth a complete list of all material patents, registered trademarks, trade names, service marks and registered copyrights and applications therefor, owned, filed by, licensed to or, to Westinghouse's knowledge, used by any of the Sold Subsidiaries. With respect to material registered patents, copyrights and trademarks, Schedule 4(k) sets forth a list of all jurisdictions in which such patents, copyrights and trademarks are registered or applied for and all registration and application numbers. Except as set forth in Schedule 4(k), one of the Sold Subsidiaries owns or has the right to use, all intellectual property, including material patents, technology, inventions, know-how, trade secrets, trademarks, trade names, service marks, copyrights and registrations applications, and common-law rights related thereto (collectively, "Intellectual Property") that is material to the business of the Sold Subsidiaries and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. All material Intellectual Property is unexpired, has not been abandoned and is free and clear of all liens, claims, encumbrances or security interests of any kind, except for Permitted Liens and except for liens, claims, encumbrances and security interests, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To Westinghouse's knowledge, the conduct of the business of the Sold Subsidiaries as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person, except for violations, conflicts or infringements, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4(k), (i) there is no suit, action or proceeding pending or, to Westinghouse's knowledge, threatened against any of the Sold Subsidiaries with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property that would reasonably be expected to have a Material Adverse Effect and (ii) during the past two years the Sold Subsidiaries have not received any written communications alleging that any Sold Subsidiary has violated any rights relating to Intellectual Property of any person, except for written communications relating to violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
To Westinghouse's knowledge, no third party has interfered with, infringed, misappropriated or violated any Intellectual Property rights of any of the Sold Subsidiaries or is presently doing so, except for interferences, infringements, misappropriations or violations which would not reasonably be expected to have a Material Adverse Effect.

          (l) Contracts. Except as set forth in Sched ule 4(l) or in any other Schedule to this Agreement, none of the Sold Subsidiaries is a party to or bound by any:

          (i) employment agreement with any person that provides for an annual base salary in excess of $100,000;

          (ii) employee collective bargaining agreement or other material contract with any labor union;

          (iii) covenant of a Sold Subsidiary not to compete;

          (iv) contract, agreement or other arrangement with
     (A) Westinghouse or any of its subsidiaries (other than any Sold Subsidiary) or (B) any officer or director of Westinghouse or any of its subsidiaries that will not be terminated prior to the Closing (other than employ ment agreements described in clause (i) above);

          (v) lease or similar agreement with any person (other than a Sold Subsidiary) under which (A) any Sold Subsidiary is a lessee of, or holds or operates, any real property owned by any person (other than a Sold Subsidiary) for an annual rent in excess of $150,000, or (B) any Sold Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than a Sold Subsidiary), any Sold Subsidiary Property or any portion of any premises otherwise occupied by a Sold Subsidiary for an annual rent in excess of $150,000 or a remaining term in excess of three years;

          (vi) lease or similar agreement with any person (other than a Sold Subsidiary) under which (A) any Sold Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by any person (other than a Sold Subsidiary) for an annual rent in excess of $50,000 or (B) any Sold Subsidiary is a lessor of, or makes available for use to any person (other than a Sold Subsidiary), any machinery, equipment, vehicle or other tangible personal property owned or leased by any Sold Subsidiary, for an annual rent in excess of $50,000;

          (vii) contract (including purchase orders) that involves the obligation of the Sold Subsidiaries to purchase products or services for payment by the Sold
     Subsidiaries of more than $1,000,000 and is not terminable by a Sold Subsidiary by notice of not more than 60 days for a cost of less than $50,000, other than any contract entered into in the ordinary course of business between the date of this Agreement and the Closing Date;

          (viii) any contract (including individual purchase orders from the Sold Subsidiaries' top 25 dealers based on 1996 revenues (and not including other purchase orders)) that involves the obligation of the Sold Subsidiaries to deliver products for payment of more than $1,000,000 and is not terminable by a Sold Subsidiary by notice of not more than 60 days for a cost of less than $50,000, other than any contract entered into in the ordinary course of business between the date of this Agreement and the Closing Date;

          (ix) contract, agreement or other instrument relating to the borrowing of money or any debt security or other evidence of indebtedness issued in an amount in excess of $100,000 by any of the Sold Subsidiaries or to the direct or indirect guarantee or assumption by any of the Sold Subsidiaries of the obligations of any other person (other than a Sold Subsidiary) for borrowed money in an amount in excess of $100,000, including any arrangement which has the economic effect although not the legal form of such a guarantee, other than any contract, agreement or other instrument entered into in the ordinary course of business between the date of this Agreement and the Closing Date and other than letters of credit obtained in the ordinary course of business;

          (x) contract, agreement or other instrument under which a Sold Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than a Sold Subsidiary), in any such case which, individually, is in excess of $100,000;

          (xi) mortgage, pledge, security agreement, deed of trust or other instrument granting a material lien or other material encumbrance upon any Sold Subsidiary
     Property;

          (xii) contract, agreement or other instrument providing for indemnification by any of the Sold
     Subsidiaries of any person which was executed (I) in connection with the sale by any Sold Subsidiary of any business or any corporation, partnership, joint stock company, limited liability company, association or other business organization or division thereof, or
     (II) outside of the ordinary course of business; or

          (xiii) license agreement relating to Intellectual
     Property providing for royalty payments that exceeded
     $50,000 in respect of the fiscal year ended
     December 31, 1996.


Except as set forth in Schedule 4(l), each of the licenses, leases, contracts, commitments, agreements or instruments of any Sold Subsidiary listed in Schedule 4(l) (collectively, the "Contracts") is valid and binding and in full force and effect (other than as a result of the transactions contemplated hereby), enforceable against the relevant Sold Subsidiary in accordance with its terms. Except as set forth in Schedule 4(l), the Sold Subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without notice or lapse of time, or both) in violation or default in any material respect thereunder and, to the knowledge of Westinghouse, no other party to any of the Contracts is (with or without notice or lapse of time, or both) in violation or default in any material respect thereunder.

          (m)  Litigation.  Except as set forth in
Schedule 4(m), there is no suit, action or proceeding pending or, to the knowledge of Westinghouse, threatened against any of the Sold Subsidiaries that would reasonably be expected to have a Material Adverse Effect. None of the Sold Subsidiaries is in default under any material judgment, order or decree of any Governmental Entity entered against any of the Sold Subsidiaries in any respect which would have a Material Adverse Effect. To the knowledge of Westinghouse, there are no material pending or threatened investigations of any of the Sold Subsidiaries by any Governmental Entity that would reasonably be expected to have a Material Adverse Effect.

          (n) Benefit Plans. (i) Schedule 4(n) contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) including multiemployer plans within the meaning of Section 3(37) of ERISA (all such employee pension benefit plans being sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, severance, employment, change-in-control, fringe benefit, incentive or deferred compensation plans and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (all the foregoing being herein called "Benefit Plans") currently maintained or contributed to by Westinghouse or any of its subsidiaries for the benefit of
(i) any officers or employees of any Sold Subsidiary employed in the United States ("U.S. Benefit Plans") and
(ii) any officers or employees of any Sold Subsidiary employed in foreign jurisdictions (collectively, "Foreign Benefit Plans"). Westinghouse has made available to Buyer true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, accurate descriptions thereof), (B) the most recent annual report on Form 5500 and attached schedules filed with the Internal Revenue Service with respect to each U.S. Benefit Plan (if any such report was required), (C) the most recent summary plan description for each U.S. Benefit Plan for which such a summary plan description is required, (D) each trust agreement and group annuity contract or other funding mechanism (other than insurance contracts) relating to any U.S. Benefit Plan, (E) the most recent audited financial statements and actuarial valuation reports with respect to each Benefit Plan, to the extent available; and (F) the most recent determination letter with respect to each U.S. Benefit Plan (or, with respect to any request for a determination letter which is pending with the Internal Revenue Service, copies of the request submitted to the Internal Revenue Service and any correspondence with the Internal Revenue Service concerning such request, and an accurate description of any outstanding issues which remain to be satisfactorily resolved prior to receipt of such determination letter). As soon as practicable following the date of execution of this Agreement, Westinghouse will deliver or make available to Buyer any attorney's response to an auditor's request for information with respect to any U.S. Benefit Plan which has been rendered within the two years preceding such date of execution.

          (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Sold Subsidiaries and all the Benefit Plans were established and continue to be in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations (including, without limitation, all applicable foreign laws). Except as set forth in Schedule 4(n), all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 4(n), there are no suits, actions, termination proceedings or other proceedings pending, or, to the knowledge of Westinghouse, threatened against any Benefit Plan that relate to any employees of the Sold Subsidiaries and, to the knowledge of Westinghouse, there are no investigations by any Governmen tal Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or threatened against any Benefit Plan or asserting any rights to benefits under any Benefit Plan. Westinghouse will promptly notify Buyer in writing of any such pending or threatened lawsuits or investigations by Governmental Entities arising between the date hereof and the Closing Date.

          (iii)  Except as set forth in Schedule 4(n),
(A) all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans, collective bargaining agreements and, when applicable, Section 302 of ERISA, Section 412 of the Code or applicable foreign laws, have been timely made,
(B) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan for the benefit of any officers or employees of any Sold Subsidiary employed in the United States ("U.S. Pension Plans"), and (C) no U.S. Pension Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year.

          (iv) Except as set forth in Schedule 4(n), all U.S. Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such U.S. Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Westinghouse, has revocation been threatened. Except as set forth in Schedule 4(n), to the knowledge of Westinghouse,
(i) each such Plan which is intended to be so qualified is so qualified, and (ii) nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

          (v) Except as set forth in Schedule 4(n), no "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any U.S. Benefit Plan and that is reasonably likely to subject any Sold Subsidiary or any of their employees to the tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA. Except as set forth in
Schedule 4(n), none of the U.S. Pension Plans has been termi nated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations there under) with respect thereto and no event or condition exists (other than reportable events triggered solely by pending sales, dispositions and spin-offs by Westinghouse of subsidiaries, divisions and businesses, including the sale contemplated by this Agreement) which is likely to be deemed such a reportable event.

          (vi)  With respect to any U.S. Pension Plan
subject to Title IV of ERISA, Westinghouse has not incurred any liability to such U.S. Pension Plan or to the Pension Benefit Guaranty Corporation, other than for payment of premiums, all of which have been paid when due, and other than any liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

          (vii) Except as set forth in Schedule 4(n), as of the most recent valuation date for each U.S. Pension Plan that is a defined benefit pension plan, there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such U.S. Pension Plan.

          (viii) Except as set forth in Schedule 4(n), at no time within the five years preceding the Closing Date has Westinghouse or any of its affiliates (including any of the Sold Subsidiaries) had any liability (including, without limitation, any withdrawal liability) with respect to or been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) for the benefit of any officers or employees of the Sold Subsidiaries or incurred any withdrawal liability, within the meaning of
Section 4201 of ERISA, with respect to any such multiemployer plan, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any such multiemployer plan.

          (ix) Except as set forth in Schedule 4(n), no employee or former employee of any Sold Subsidiary will become entitled to any material bonus, retirement, sever ance, job security or similar benefit or any materially enhanced benefit solely as a result of the transactions contemplated hereby that, following the consummation of the transactions contemplated hereby, will be an obligation of
(i) Buyer or its subsidiaries (including the Sold
Subsidiaries) or (ii) Westinghouse or its affiliates.

          (x) Schedule 4(n) describes, as of July 31, 1997, the claims history for all workers compensation claims filed for the period January 1, 1983 - July 31, 1997 by employees of the Sold Subsidiaries and the estimated annual cost of administration thereof.

          (xi) Except as set forth in Schedule 4(n) and except for statutory benefits with respect to which the Sold Subsidiaries are, and have been, in material compliance, there are no material unfunded liabilities in respect of foreign continued Employees (as defined in Section 9(n)(i)) and former employees who were employed by a Sold Subsidiary in a foreign jurisdiction under the Foreign Benefit Plans or otherwise.

          (xii) No amount payable to any Continued Employee or Former Employee in connection with the transactions contemplated by this Agreement will fail to be deductible by a Sold Subsidiary by reason of Code Section 280G.

          (xiii) As soon as practicable following the date of execution of this Agreement, Westinghouse will deliver to Buyer a schedule setting forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Sold Subsidiaries under each unfunded Pension Plan.

          (o) Absence of Changes or Events. Except as set forth in Schedule 4(o), since the date of the Balance Sheet, there has not occurred any event or condition that, individ ually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect. Except as set forth in
Schedule 4(o) and except for the offering of the Sold Subsidiaries for sale, since the date of the Balance Sheet, Westinghouse has caused the business of the Sold Subsidiaries to be conducted in the ordinary course and in substantially the same manner as previously conducted and has not taken any action which would require the consent of Buyer under Section 5(b) had such action been taken after the date of this Agreement.

          (p) Compliance with Applicable Laws. (i) Except as set forth in Schedule 4(p), the Sold Subsidiaries are and have been in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Govern mental Entity, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. This
Section 4(p)(i) does not relate to matters with respect to Taxes, which are the subject of Section 4(h), to employee benefit matters, which are the subject of Section 4(n), or to environmental matters, which are the subject of
Section 4(p)(ii).

          (ii) Except as set forth in Schedule 4(p), (A) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of Westinghouse or any of its subsidiaries has received any written communication from a Governmental Entity or any other Person that alleges that any Sold Subsidiary is not in compliance in any material respect with any Environmental Laws (as defined below) or otherwise subject to liability with respect to any Environmental Laws, the substance of which communication has not been resolved, (B) the Sold Subsidiaries hold all licenses, permits and governmental authorizations required for the Sold Subsidiaries to conduct their business under Environmental Laws (collectively, "Environmental Permits"), and are in compliance with all such Environmental Permits and Environmental Laws, except for any failures to hold Environmental Permits and instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (C) the Sold Subsidiaries have not entered into or agreed to any court order or decree and are not subject to any judgment, order or decree relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials (as defined below) under any Environ mental Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (D) Westinghouse, through its outside local counsel, has been given verbal assurance that its proposed corrective action plan to remedy certain exceedences of wastewater discharge permit criteria at the facility in Ciales, Puerto Rico has received the approval of the appropriate Governmental Entity. None of the improvements or activities required by such corrective action plan will result in costs that would reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term "Environmental Laws" means any and all applicable statutes, laws, ordinances, orders or decrees, entered, promulgated or issued in final form by any Governmental Entity, relating to the environment, including preservation or reclamation of natural resources, the management, Release (as defined below) or threatened Release of Hazardous Materials, or the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.
9601 et seq. ("CERCLA"), the Federal Water Pollution
Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq. Clean Air Act of 1970, as amended, 42 U.S.C. 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001
et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder as of the date hereof. As used in this Agreement, the term "Hazardous Materials" means all substances, wastes, chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, polychlorinated biphenyls, asbestos and asbestos-containing materials in a friable condition, pollutants, contaminants and all other materials regulated pursuant to any Environmental Law. As used in this Agreement, the term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, spreading, migrating, dumping or disposing (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials) that is in violation of Environmental Law.

          (q) Condition of Assets. Each item of material tangible personal property of the Sold Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, other than failures to be in good operating condition and repair which do not and would not reasonably be expected to, individually or in the aggregate, materially interfere with the normal operation of the business of the Sold Subsidiaries as presently conducted.

          (r)  Entire Business.  Following the
Reorganization, Westinghouse and its subsidiaries will not be engaged in the business of designing, manufacturing and distributing transport temperature control systems and associated service parts for mobile applications (the "Thermo King Business") other than through the Sold Subsidiaries (it being understood that Westinghouse and its subsidiaries provide the Sold Subsidiaries with certain services, such as insurance, employee benefits, tax, payroll and accounting services, which are not part of the Thermo King Business being transferred pursuant to the transactions contemplated hereby).

          (s)  Labor Matters.  Except as set forth in
Schedule 4(s), (i) there is not, and since January 1, 1996 there has not been, any labor strike, work stoppage or lockout pending against any Sold Subsidiary, (ii) there is no unfair labor practice charge or complaint against any Sold Subsidiary pending or, to the knowledge of Westinghouse, threatened before the National Labor Relations Board or any similar body in any material foreign jurisdiction and (iii) there are no pending or, to the knowledge of Westinghouse, threatened union grievances against any Sold Subsidiary which, in the case of clauses
(i), (ii) and (iii), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (t)  Product Liability Claims; Warranties.
(i) Schedule 4(t) sets forth a list of each Product Liability Claim (as defined below) that resulted in payments (exclusive of legal fees and other defense costs) in excess of $250,000 paid by or on behalf of any Sold Subsidiary during the past five fiscal years, and each currently outstanding Product Liability Claim in excess of $250,000. For purposes of this Section 4(t), the term "Product Liability Claim" shall mean any claim arising out of any injury to an individual or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by any Sold Subsidiary, other than any claim for repair or replacement of the product itself.

          (ii) Except as set forth on Schedule 4(t), no standard product warranty or guarantee is generally made available by the Sold Subsidiaries with respect to the Sold
Subsidiaries' products or services, except for implied warranties of merchantability or fitness or any other warranties arising by operation of law.

          (u) Customers. Schedule 4(u) sets forth a list, as of the date of this Agreement, of the 15 largest direct customers (including dealers) of the Sold Subsidiaries in terms of revenues during the year ended December 31, 1996, showing the approximate total sales by the Sold Subsidiaries to each such customer during such period.

          5. Covenants of Westinghouse. Westinghouse covenants and agrees as follows:

          (a) Access. Prior to the Closing, Westinghouse shall, and shall cause its subsidiaries to, give Buyer and its employees, representatives, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Sold Subsidiaries and of the Sellers, to the extent related to the Sold Subsidiaries, including access to the work papers of Westinghouse's and the Sold Subsidiaries' independent auditors; provided, however, that such access does not unreasonably disrupt the normal operations of Westinghouse or any of its subsidiaries; provided further, however, that Westinghouse and its subsidiaries shall be under no obligation to disclose to Buyer (i) any information as to which the attorney-client privilege may be available until a mutually satisfactory joint defense agreement has been executed by Westinghouse and Buyer, and (ii) any information the disclosure of which is restricted by Contract or applicable law except in strict compliance with the applicable Contract or law. Buyer agrees to give the reasonable notice described above to, and arrange access through, only the individuals listed in Schedule 5(a).

          (b)  Ordinary Conduct.  Except as contemplated by
Schedule 5(b), Section 2(b) or otherwise expressly provided by this Agreement, from the date hereof to the Closing, Westinghouse shall cause the business of the Sold Subsidiaries to be conducted in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve their relationships with dealers, suppliers and others with whom any Sold Subsidiary deals.
In addition, except as contemplated by Schedule 5(b),
Section 2(b) or otherwise expressly provided by this Agreement, Westinghouse shall not permit any Sold Subsidiary to do (or permit any Selling Subsidiary to permit any Sold Subsidiary to do) any of the following without the prior written consent of Buyer:

          (i) amend its certificate of incorporation or by-laws (or comparable organizational documents) in any material respect;

          (ii) declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; pro vided, however, that (A) Buyer acknowledges that the Sold Subsidiaries do not maintain cash balances and, at the time of Closing, Westinghouse will withdraw any cash balances of the Sold Subsidiaries, (B) dividends and distributions may continue to be made by Other Sold Subsidiaries to Direct Sold Subsidiaries and (C) cash dividends and distributions may continue to be made by any Direct Sold Subsidiary to any Seller, provided that such dividends and distributions shall not be funded by the proceeds of borrowings by the Sold Subsidiaries;

          (iii) adopt or amend in any material respect any Benefit Plan or collective bargaining agreement, except as required by law or pursuant to the terms of any existing collective bargaining agreement or other existing contract, agreement or instrument and except for changes made by Westinghouse to any Benefit Plan which affects substantially all the employees of Westinghouse and its subsidiaries;

          (iv) grant to any executive officer of any Sold Subsidiary any increase in compensation or benefits or loans, except in the ordinary course of business consistent with past practice or as may be required under existing contracts or agreements and except for any increases or loans the liability for which a Seller shall be solely obligated;

          (v) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, or cancel any material indebtedness or waive any claim or rights of material value, in each case other than in the ordinary course of business consistent with past practice;

          (vi) except for dividends and distributions permit ted under clause (ii) above and cash management and other intercompany transactions in the ordinary course of business, pay, loan or advance any material amount to, or sell, transfer or lease any of its material assets to, or enter into any material contract, agreement or arrangement with, Westinghouse or any of its subsidiaries (other than any Sold Subsidiaries);

          (vii) make any material change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting princi ples;

          (viii) acquire by merging or consolidating with, or by purchasing a material portion of the assets of, or by any other manner, any business or any corpora tion, partnership, joint stock company, limited liability company, association or other business organization or division thereof;

          (ix) acquire any assets (other than inventory) which are material, individually or in the aggregate, to the Sold Subsidiaries, taken as a whole, except in the ordinary course of business;

          (x) sell, lease, mortgage, pledge or otherwise dispose of, or grant preferential rights to, any of its assets which are material, individually or in the aggregate, to the Sold Subsidiaries, taken as a whole, except for the sale of inventory in the ordinary course of business consistent with past practice;

          (xi) enter into any lease of real property for an annual rent in excess of $150,000, except any renewals of existing leases in the ordinary course of business;

          (xii) enter into any joint venture, partnership or other similar arrangement;

          (xiii) sell, assign, or transfer any material
     Intellectual Property except in the ordinary course of business;

          (xiv) make any capital expenditures in excess of $1,000,000 more than the capital expenditures contemplated in the capital budget previously made available to Buyer;

          (xv) amend any Contract in any material respect other than in the ordinary course of business; or

          (xvi) agree, whether in writing or otherwise, to do any of the foregoing.

          (c)  Resignations.  On the Closing Date,
Westinghouse shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors of the Sold Subsidiaries.

          (d) Auditor Consents. Westinghouse shall use reasonable best efforts to cause KPMG Peat Marwick LLP, Westinghouse's independent public accountants, to deliver to Buyer or Price Waterhouse LLP, Buyer's independent public accountants, such consents and authorizations which Buyer may require in order to satisfy Buyer's reporting obligations under the United States Securities Exchange Act of 1934, as amended, with respect to the transactions contemplated hereby.

          (e) Termination of Certain Agreements. Except as set forth in Schedule 5(d), prior to or on the Closing Date all contracts, agreements and instruments between (i) any Sold Subsidiary and (ii) Westinghouse or any of its other subsidiaries shall be terminated.

          (f) Nonobstruction. Westinghouse shall not, and shall cause the Selling Subsidiaries and Sold Subsidiaries not to, intentionally take any action that would reasonably be expected to result in any of the conditions to Westinghouse's and Buyer's obligations set forth in Section
3 not being satisfied.

          (g) Supplemental Disclosure. Westinghouse shall promptly notify Buyer of, and furnish Buyer any information Buyer may reasonably request with respect to, the occurrence to Westinghouse's knowledge of any event or condition, or the existence to Westinghouse's knowledge of any fact, that would result in any of the conditions to Westinghouse's and Buyer's obligations set forth in Section 3 not being satisfied.

          (h) Assignment of Confidentiality Agreements. On the Closing Date, Westinghouse shall assign to Buyer its rights under those confidentiality agreements executed by Westinghouse and prospective purchasers of the Sold Subsidiaries to the extent such rights relate to the Sold Subsidiaries.

          (i) Insurance Matters. Following the Closing, Westinghouse shall surrender to Buyer (i) all insurance proceeds received with respect to any damage, destruction or other casualty loss suffered by any material asset of any Sold Subsidiary prior to the Closing and (ii) all rights of Westinghouse with respect to any causes of action, whether or not litigation has commenced as of the Closing, in connection with any such damage, destruction or loss. Westinghouse shall make available to the Sold Subsidiaries the benefit of any workers' compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime or other insurance policy covering the Sold Subsidiaries and relating to the Thermo King Business with respect to claims made prior to the Closing or claims relating to pre-Closing events where occurrence-based insurance policies would be applicable; provided, however, that Westinghouse may in its sole discretion liquidate, commute, settle, modify or amend any occurrence-based insurance policy in any respect; provided further, however, that (i) all of Westinghouse's costs and expenses incurred in connection with the foregoing are promptly paid by Buyer and (ii) such benefit shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payments provisions or any payment or reimbursement obligations of Westinghouse or any of its affiliates in respect thereof.

          (j) Non-Competition. For a period of three years from the Closing, Westinghouse shall not, and shall cause its controlled affiliates not to, directly or indirectly engage in any business that is in competition with the Thermo King Business. Notwithstanding anything to the contrary contained in this Section 5(j), Buyer hereby agrees that the foregoing covenant shall not be deemed breached as a result of (i) the ownership by Westinghouse or any affiliate of Westinghouse of less than an aggregate of 5% of any class of capital stock of a person engaged, directly or indirectly, in a business that is in competition with the Thermo King Business or less than 10% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in a business that is in competition with the Thermo King Business or (ii) the acquisition by Westinghouse or any affiliate of Westinghouse of any person (A) which derives less than $25,000,000 in revenues from businesses in competition with the Thermo King Business or (B) the predominant business of which is not in competition with the Thermo King Business if after such acquisition Westinghouse or its affiliates uses reasonable best efforts to divest the business of such person that is in competition with the Thermo King Business and actually divests such business within 270 days after the acquisition of such business. Westinghouse agrees to, and to cause its subsidiaries to, maintain the confidentiality of any confidential information regarding the Sold Subsidiaries, except (i) in the event Westinghouse or any of its subsidiaries is required to disclose any of such information pursuant to applicable law or by applicable legal process, (ii) becomes generally available to the public other than as a result of a disclosure by Westinghouse or its subsidiaries, (iii) to the extent such information was available to Westinghouse or its subsidiaries on a non-confidential basis prior to its disclosure to Westinghouse or its subsidiaries, or (iv) to the extent such information becomes available to Westinghouse or its subsidiaries on a non-confidential basis from a source other than Westinghouse or its subsidiaries, provided that such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation.

          6.  Representations and Warranties of Buyer.
Buyer hereby represents and warrants to Westinghouse as follows:

          (a)  Authority.  Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the State of New Jersey. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          (b) No Conflicts; Consents. The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer under, any provision of
(i) the certificate of incorporation or by-laws of Buyer,
(ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or by which its proper ties or assets are bound or (iii) except for the exceptions to the next sentence, any statute, law, ordinance, rule, regulation, judgment, order or decree applicable to Buyer or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated hereby. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (I) compliance with and filings under the HSR Act and the Regulation,
(II) compliance with and filings under Section 13(a) of the Exchange Act, (III) those that may be required solely by reason of Westinghouse's (as opposed to any other third party's) participation in the transactions contemplated hereby and (IV) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated hereby.

          (c) Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribu tion thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

          (d)  Availability of Funds.  Buyer has cash
available or prior to Closing will have borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

          7. Covenants of Buyer. Buyer covenants and agrees as follows:

          (a) Confidentiality. Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Buyer and Westinghouse (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Sold Subsidiaries; provided that Buyer acknowledges that any and all other information provided to it concerning Westinghouse or any of its subsidiaries (other than the Sold Subsi diaries) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          (b) Nonobstruction. Buyer shall not intentionally take any action that would reasonably be expected to result in any of the conditions to Westinghouse's and Buyer's obligations set forth in Section 3 not being satisfied.

          (c)  Supplemental Disclosure.  Buyer shall
promptly notify Westinghouse of, and furnish Westinghouse any information Westinghouse may reasonably request with respect to, the occurrence to Buyer's knowledge of any event or condition, or the existence to Buyer's knowledge of any fact, that would result in any of the conditions to Westinghouse's and Buyer's obligations set forth in
Section 3 not being satisfied.

          (d)  No Additional Representations.  Buyer
acknowledges that none of Sellers, the Sold Subsidiaries or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information (including any projections, estimates or budgets of future revenues, expenses or expenditures or of future results of operations) regarding the Sold Subsidiaries furnished or made available to Buyer and its representatives or any other matter, except as expressly set forth in this Agreement or the Schedules hereto, and none of Sellers, the Sold Subsidiaries or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the Information Memorandum dated June 1997 and any information, documents or material made available to Buyer in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

          (e) Credit Support. Buyer acknowledges that in the course of the conduct by the Sold Subsidiaries of their business, Westinghouse and its subsidiaries (other than the Sold Subsidiaries) have entered into various arrangements
(i) in which guarantees (including of performance under contracts or agreements), letters of credit or other credit arrangements, including surety and performance bonds, were issued by or for the account of Westinghouse and its subsidiaries (other than the Sold Subsidiaries) or (ii) in which Westinghouse and its subsidiaries (other than the Sold Subsidiaries) are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate business trans actions of the Sold Subsidiaries. Such arrangements by such parties are hereinafter referred to as the "Credit Support Arrangements". Schedule 7(e) sets forth a list of all Credit Support Arrangements existing as of the date of this Agreement. Westinghouse agrees that it will not, and will not permit any of its subsidiaries to, enter into any Credit Support Arrangements prior to the Closing except for
(i) foreign exchange contracts entered into in the ordinary course of business and (ii) letters of credit and surety bonds which do not, in the aggregate, exceed $1,000,000. Westinghouse and Buyer agree that the Credit Support Arrangements are not intended to continue after the Closing. Buyer will use reasonable best efforts to (i) obtain replacement Credit Support Arrangements which will be in effect at the Closing or (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancelation of such Credit Support Arrangements) or arrange for itself or one of its subsidiaries (including the Sold Subsidiaries) to be substituted as the obligor thereon as of the Closing Date. In the event that notwithstanding the foregoing sentence Credit Support Arrangements remain outstanding following the Closing, Buyer will continue to use reasonable best efforts to take the actions described in clauses (i) and (ii) of the preceding sentence and will indemnify Westinghouse and its subsidiaries (other than the Sold Subsidiaries) for all losses, liabilities, claims, damages and expenses suffered or incurred by Westinghouse and its subsidiaries (other than the Sold Subsidiaries) arising from the existence of Credit Support Arrangements following the Closing.

          (f) No Use of Westinghouse Name. (i) Promptly after the Closing, Buyer shall, or shall cause its subsi diaries (including the Sold Subsidiaries) to, amend the certificate of incorporation and by-laws (or comparable organizational documents) of any Sold Subsidiary whose name includes "Westinghouse" to change the name of such Sold
Subsidiary to a name which does not include "Westinghouse".

          (ii) Buyer shall not use any signs or stationery, purchase order forms, packaging or other similar paper goods or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the "Supplies") that include the word "Westinghouse" or contain any trade marks, trade names, service marks or corporate or business names, derived from or including the words "Westinghouse Electric Corporation", "Westinghouse" or "Circle W" (in logotype design or any other style or design) in whole or in part; provided, however, that, to the extent any Supplies so include the word "Westinghouse" or contain any such trade marks, trade names, service marks or corporate or business names, Buyer may, for a period of 180 days after the Closing Date, use such Supplies after first using reasonable best efforts to cross out or mark over such word or trademark, trade name, service mark or corporate or business name and otherwise clearly indicate on such Supplies that the Sold Subsidiaries are no longer affiliated with Westinghouse. Buyer shall not reorder or produce any Supplies which include the word "Westinghouse" or contain any such trademarks, trade names, service marks or corporate or business names.

          (g)  Transition Services.  (i) Prior to the
Closing Westinghouse and Buyer shall enter into a mutually acceptable transition services agreement pursuant to which Westinghouse will provide to the Sold Subsidiaries for a term of up to 9 months the transition services set forth in
Schedule 7(g)(i) and such other services as shall be reasonably requested by Buyer and which Westinghouse may legally and practically provide to Buyer. The transition services agreement will provide that Buyer will bear Westinghouse's costs and expenses of providing such transition services, it being understood that such services will be provided by Westinghouse (x) without additional charge for the administrative services expense incurred by Westinghouse in providing such transition services for the first three months following the Closing Date, (y) at an additional charge of 10% of the administrative services expense incurred for the fourth through six months following the Closing Date and (z) at an additional charge of 15% of the administrative services expense incurred for the seventh through ninth months following the Closing Date, and will contain other customary terms and conditions.

          (ii) Westinghouse will as of the date of the Closing grant the Sold Subsidiaries a perpetual, royalty-free license to continue to use any business system that is exclusively proprietary to Westinghouse or its subsidiaries (other than the Sold Subsidiaries) that is currently used by the Sold Subsidiaries.

(iii) With respect to business systems or software licensed by Westinghouse or its subsidiaries (other than the Sold Subsidiaries) from third parties that are listed on
Schedule 7(g)(iii), Westinghouse will use reasonable best efforts to arrange for the Sold Subsidiaries to continue to be licensed to use such systems on the terms currently in place, without any payment required to be made by the Sold Subsidiaries or Buyer in excess of that currently paid by or allocated to the Sold Subsidiaries, whether such additional payment arises from the consummation of transactions contemplated hereby or the granting of a new license to the Sold Subsidiaries, it being understood that Westinghouse shall be responsible for the costs of so arranging for such licenses. With respect to business systems or software licensed by Westinghouse or its subsidiaries (other than the Sold Subsidiaries) from third parties not listed in
Schedule 7(g)(iii), Westinghouse and Buyer shall share equally the costs of obtaining any licenses determined by Westinghouse and Buyer to be reasonably necessary to the Sold Subsidiaries for the operation of their business in the ordinary course.

          (h)  Borrowing Facilities.  Buyer will deliver to
Westinghouse true and complete copies of all borrowing facilities under which indebtedness will be incurred to finance the payment of the Purchase Price.

          8.  Mutual Covenants.  Each of Westinghouse and
Buyer covenants and agrees as follows:

          (a) Consents; Governmental Approvals. Buyer acknowledges that certain consents, waivers and approvals with respect to the transactions contemplated hereby may be required from parties to the licenses, leases, contracts, commitments, agreements or instruments listed on the Schedules hereto and Governmental Entities and that such consents, waivers and approvals have not yet been obtained. Buyer agrees that except as expressly provided in this
Section 8(a) Westinghouse shall not have any liability whatsoever (including any liability under Section 11) to Buyer arising out of or relating to the failure to obtain any consents, waivers or approvals that may be required in connection with the transactions contemplated hereby or because of the termination of any license, lease, contract, commitment, agreement or instrument as a result thereof. Buyer further agrees that no representation, warranty, covenant or agreement of Westinghouse contained herein shall be breached or deemed breached, and, except to the extent expressly provided in Sections 3(a)(iii) and 3(a)(iv), no condition shall be deemed not satisfied, as a result of
(i) the failure to obtain any such consent, waiver or approval, (ii) any such termination or (iii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent, waiver or approval or any such termination. Westinghouse and Buyer agree that nothing in this Section 8(a) is intended to relieve Westinghouse from liability under Section 11(b)(i) for a breach of the representations and warranties set forth in
Section 4(c). Prior to the Closing and for a period of 180 days following the Closing, Westinghouse shall, and shall cause the Sold Subsidiaries to, cooperate with Buyer, upon the request of Buyer, in any reasonable manner in connection with Buyer obtaining any such consents, waivers and approvals; provided, however, that such cooperation shall not include any requirement of Westinghouse or any of its affiliates (including the Sold Subsidiaries) to expend a material amount of money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party except for the payment of its administrative and legal costs and expenses incurred in connection with the performance of its obligations under this sentence. Each of Westinghouse and Buyer shall as promptly as practicable comply with any laws of any country which are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person in connection with such transactions is necessary.

          In the event that any of the consents, waivers or approvals set forth in paragraphs 4, 16 and 18 of
Schedule 4(b) are not obtained prior to the Closing,
(i) Westinghouse and Buyer shall use reasonable best efforts to obtain such consent, waiver or approval as soon as practicable following the Closing and (ii) Westinghouse and Buyer shall negotiate in good faith and execute such instrument or instruments as are necessary to provide to Buyer the benefits and rights and impose on Buyer the costs, liabilities and obligations that Buyer would have been entitled to or responsible for had such consent, waiver or approval been obtained prior to the Closing.

          (b) Cooperation. Westinghouse and Buyer shall reasonably cooperate with each other, and shall cause their officers, employees, advisors and representatives to reasonably cooperate with each other, after the Closing to facilitate the orderly transition of the Sold Subsidiaries from Westinghouse to Buyer and to minimize any disruption to the respective businesses of Westinghouse, Buyer or the Sold Subsidiaries that might result from the transactions contem plated hereby. After the Closing, upon reasonable written notice, Buyer and Westinghouse shall furnish or cause to be furnished to each other and their officers, employees, advisors and representatives access, during normal business hours, to such information and assistance relating to the Sold Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, the defense of, or any response required in connection with, any suit, action, claim or assessment or for any other reasonable business purpose. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred by the other in connection with actions taken by the other pursuant to this Section 8(b) for the benefit of or at the request of such other party. Neither party shall be required by this
Section 8(b) to take any action that would unreasonably interfere with the conduct of its or any of its subsidiaries' business or unreasonably disrupt its or any of its subsidiaries' normal operations. Westinghouse and Buyer shall, and shall cause their affiliates to, retain until five years after the Closing Date all records pertinent to the Sold Subsidiaries which are owned by such person immediately after the Closing; after the end of such period, before disposing of any such records, the applicable party shall give 90 days' advance notice to such effect to the other, and shall give the other, at the other's cost and expense, a reasonable opportunity to remove and retain all or any part of such information as the other may select.

          (c) Publicity. Westinghouse and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          (d) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including (i) as contemplated by Sections 8(a) and 8(e) and
(ii) defending against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable vacated or reversed; provided, however, that, except as provided in Section 8(a), none of Westinghouse or its affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Governmental Entity or any other person. Without limiting the foregoing or the provisions set forth in Section 8(e), Westinghouse and Buyer shall use their respective reasonable best efforts to cause the Closing to occur on or prior to October 31, 1997.

          (e) Antitrust Notification. Each of Westinghouse and Buyer shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, (i) file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contem plated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) file with the Commission all forms, applications and other documents required to be filed in order to receive the European Confirmation. Any such forms, supplemental information, applications and other documents shall be in substantial compliance with the requirements of the HSR Act or the Regulation, as applicable. Each of Westinghouse and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, submission, registration or declaration which is necessary under the HSR Act, the Regulation or any other law. Westinghouse and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, the Commission and any other Governmental Entities and shall comply promptly with any such inquiry or request. Each of Westinghouse and Buyer shall use its reasonable best efforts to obtain any clearance required under the HSR Act or to obtain the European Confirmation or any other consent, approval, order or authorization of any Governmental Entity necessary for the purchase and sale of the Shares subject, in the case of Westinghouse, to the proviso to Section 8(d). For purposes of this Section 8(e) and of Section 8(d), the "reasonable best efforts" of Buyer shall not include Buyer's agreement to divest any business or assets of any of the Sold Subsidiaries or of Buyer or any of its subsidiaries.

          9. Employee and Related Matters. (a) Employ ment. Effective as of the Closing, Buyer shall continue to employ, or cause a Sold Subsidiary to continue to employ, each employee of the Sold Subsidiaries who is actively at work on the Closing Date ("Active Employees") and Buyer shall also honor any commitment of Westinghouse, any Sold Subsidiary or, following the Closing, Buyer, to reemploy any employee of the Sold Subsidiaries who is not actively at work on the Closing Date due to leave of absence, disability leave, military leave or layoff with recall rights (collectively, "Inactive Employees"). Schedule 9(a) hereto contains a list which, to the knowledge of Westinghouse, includes (i) all employees of the Sold Subsidiaries who were not actively at work as of September 11, 1997 due to any of the reasons described in the preceding sentence and (ii) the reason therefor. For purposes hereof, any employee of a Sold Subsidiary who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, illness or injury of shorter duration than seven days, jury duty or death leave) in accordance with applicable policies of Westinghouse, any of the Sold Subsidiaries or any of their respective affiliates shall be deemed to be an Active Employee. For purposes of this Agreement, Active Employees who immediately following the Closing continue their employment with any of the Sold Subsidiaries and Inactive Employees, whether or not they become reemployed by any of the Sold Subsidiaries, shall be referred to herein collectively as "Continued Employees". For purposes hereof, an employee of any Sold Subsidiary whose employment with the Sold Subsidiaries has terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, is not employed by Westinghouse or any of its affiliates shall be referred to herein as a "Former Employee". Notwithstanding the foregoing, (i) the employees of the Sold Subsidiaries that pursuant to Section 2(b)(iv) will be transferred to Westinghouse or one of its subsidiaries (other than the Sold Subsidiaries) shall not be considered Continued Employees for the purposes of this Agreement and (ii) the employees of Westinghouse or its subsidiaries (other than the Sold Subsidiaries) that pursuant to Section 2(b)(iii) will be transferred to the Sold Subsidiaries (or to Buyer or a subsidiary of Buyer) shall be considered Continued Employees for the purposes of this Agreement.

          (b)  Continuation of Comparable Benefit Plans.
(i) For not less than one year following the Closing Date, Buyer shall maintain, or shall cause the Sold Subsidiaries to maintain, compensation and employee benefit plans and arrangements (other than any plans and arrangements based on equity securities or any equivalent thereof or any special bonus or incentive arrangements not in the ordinary course) for employees of the Sold Subsidiaries other than Continued Employees and Former Employees who are subject to a collective bargaining agreement (collectively, "Union Employees") that, in the aggregate, are comparable to those provided pursuant to the compensation and employee benefit plans and arrangements in effect on the date hereof except for such changes as may be (i) required by law including, without limitation, any applicable qualification requirements of Section 401(a) of the Code, (ii) necessary as a technical matter to reflect the transactions contemplated hereby, or (iii) required by a collective bargaining agreement or other contract, agreement or instrument to which Westinghouse or the applicable Sold Subsidiary is a party as of the Closing Date or provided in a contract, agreement or instrument entered into after the Closing Date with the affected employees or collective bargaining agent. With respect to Union Employees, Buyer shall assume all of the collective bargaining agreements set forth in Schedule 4(l)(ii) and shall comply with all of the terms thereof (including any specific provisions thereunder relating to comparability of wages and benefits). Without limiting the foregoing, Buyer shall have employee welfare benefit plans in effect on the Closing Date (or, to the extent applicable, on the expiration of the Benefits Transition Services Period, as defined in Section 9(b) hereof) providing continuous uninterrupted medical and dental benefits substantially similar to the medical and dental benefits provided by Westinghouse immediately prior to the Closing Date and life insurance and disability benefit coverage for the Continued Employees, Former Employees and their respective dependents who immediately prior to the Closing Date were covered (including individuals receiving benefits immediately prior to the Closing Date) under employee welfare benefit plans by Westinghouse or any of its affiliates. Buyer shall recog nize each Continued Employee's (and, to the extent appli cable, each Foreign Employee's) eligibility service with Westinghouse or its affiliates as of the Closing Date as eligibility service with Buyer for purposes of determining eligibility and benefit levels as applicable in Buyer's employee welfare benefit plans, vacation, disability, severance and similar benefits, but only to the extent that such service was recognized by Westinghouse under its applicable welfare benefit plans. Buyer shall cause to be waived any pre-existing condition limitation under the employee welfare benefit plans applicable to Continued Employees (and, to the extent applicable, Foreign Employees) or their respective dependents and shall recognize (or cause to be recognized) the dollar amount of all expenses incurred by Continued Employees, Former Employees and their respec tive dependents during the calendar year in which the Closing Date occurs for purposes of satisfying the deductibles and co-payments limitations for such calendar year under the relevant employee welfare benefit plans of Buyer.

          (ii) If requested by Buyer, Westinghouse will allow Continued Employees and Former Employees (and their eligible dependents) to continue to participate in the employee benefit plans and programs set forth in
Schedule 9(b) hereto provided that a mutually acceptable employee benefits transition services agreement (the "Benefits Transition Services Agreement") is executed by Westinghouse and Buyer, such agreement to include the following key terms and conditions (in addition to other customary terms and conditions): (i) Westinghouse will not be obligated to provide benefits services to Buyer on a transitional basis beyond a date which is nine months following the Closing Date (the "Benefits Transition Services Period"), (ii) Buyer will bear, and will indemnify Westinghouse and its affiliates against, all claims, liabilities (other than liabilities arising solely from Westinghouse's gross negligence or willful misconduct) and obligations, costs and expenses of providing such benefits transition services on behalf of Buyer, it being understood that such services will be provided by Westinghouse
(x) without additional charge for the administrative services expense incurred by Westinghouse in providing such benefits transition services for the first three months following the Closing Date, (y) at an additional charge of 10% of the administrative services expense incurred for the fourth through six months following the Closing Date and
(z) at an additional charge of 15% of the administrative services expense incurred for the seventh through ninth months following the Closing Date, (iii) Buyer will promptly pay Westinghouse, within 15 days following Buyer's receipt of Westinghouse's written invoice, the amount set forth therein for providing such benefits transition services,
(iv) the Continued Employees (and, to the extent applicable, Former Employees) remain on Westinghouse's PRISM payroll system during the Transition Services Period (subject to the terms of a payroll services transition agreement to be included as part of the Benefits Transition Services Agreement), (v) Westinghouse will act as an independent contractor of Buyer in providing such benefits transition services on behalf of Buyer, and (vi) the execution of the Benefits Transition Services Agreement will not in any way be construed to restrict Westinghouse or Buyer or their respective affiliates from amending or terminating at any time (including during the Benefits Transition Services Period) any of its employee benefit plans and programs; provided, however, that if Buyer's amendment or termination of any plan or program makes it unreasonably difficult for Westinghouse to provide administrative services, Westinghouse may terminate such services, and further provided, that any such action by Buyer may affect the costs to be charged by Westinghouse in providing such services. Westinghouse will provide reasonable assistance to Buyer in Buyer's discussions with outside vendors with respect to the establishment of, and/or the providing of administrative services under, the plans and arrangements to be established or maintained by Buyer under this Section 9.

          (c) Pension Plan. Effective as of the Closing Date, Buyer or the applicable Sold Subsidiary shall have in effect a defined benefit plan ("Buyer's Plan") intended to be qualified pursuant to Section 401(a) of the Code that will provide benefits, for not less than one year following the Closing Date, to Continued Employees which are substantially similar in all material respects (except for such changes as may be (i) required by law, including any applicable requirements of Section 401(a) of the Code,
(ii) necessary as a technical matter to reflect the transactions contemplated hereby, or (iii) required by a collective bargaining agreement or other contract, agreement or instrument to which Westinghouse or the applicable Sold Subsidiary is a party as of the Closing Date or provided in a contract, agreement or instrument entered into after the Closing Date with the affected employees or collective bargaining agent) to those provided to such Continued Employees under the Westinghouse pension plan listed on
Schedule 4(n) (the "Westinghouse Pension Plan") as of the date hereof. Each Continued Employee, and to the extent any Former Employees are participants in the Westinghouse Pension Plan immediately prior to the Closing Date, each such Former Employee (each, a "Former Pension Participant"), participating in the Westinghouse Pension Plan as of the Closing Date shall become a participant in Buyer's Plan as of the Closing Date. Continued Employees and Former Pension Participants shall receive credit for all service with Westinghouse and its affiliates for purposes of eligibility, vesting and benefit accruals under Buyer's Plan to the extent that such service was taken into account under the Westinghouse Pension Plan.

          As soon as practicable after the Closing Date, Westinghouse shall cause to be transferred from the Westinghouse Pension Plan to Buyer's Plan all accrued benefits and other liabilities of the Westinghouse Pension
Plan relating to Continued Employees and Former Pension
Participants (the "Transferred Benefits") in the form and manner described below.

          Following the completion of the transfer of assets and liabilities from the Westinghouse Pension Plan to Buyer's Plan as provided herein, Westinghouse and its affiliates shall have no further liability whatsoever (either under this Agreement or otherwise) with respect to the Continued Employees and Former Pension Participants for benefits under the Westinghouse Pension Plan other than liability for any breach of fiduciary duties or any nonexempt prohibited transaction occurring prior to such transfer of assets and liabilities. As of the Closing Date, Westinghouse shall cause Continued Employees and Former Employees then participating in the Westinghouse Pension Plan to cease further accrual of benefits thereunder.

          Westinghouse shall cause Kwasha Lipton ("Westing house's Actuary") to determine the amount of assets required by Section 414(l) of the Code for the Transferred Benefits obligation based on allocating assets by priority categories described in Section 4044(a) of ERISA (the "414(l) Amount"), to be transferred from the Westinghouse Pension Plan to Buyer's Plan. The 414(l) Amount shall be determined as of the Closing Date by Westinghouse's Actuary on the basis of the Pension Benefit Guaranty Corporation's safe harbor assumptions set forth in Treasury Regulation
Section 1.414(l)-1(b)(5)(ii). In connection therewith, Westinghouse shall cause Westinghouse's Actuary to determine the amounts of charges and credits to the funding standard account under Section 412 of the Code, the funding standard account credit balance and the annual amortization charges and credits (such amounts determined under the provisions of Internal Revenue Service Revenue Ruling 81-212 and other applicable guidance) to be allocated between the Westinghouse Pension Plan and the Buyer's Plan as a result of the transfer of assets and liabilities anticipated under this Section. Such amounts shall be determined without regard to use of the de minimis option contained in such revenue ruling and the regulations promulgated under
Section 414(l) of the Code. The actuarial calculation of the liabilities by Pension Benefit Guaranty Corporation priority categories underlying the 414(l) Amount determined by Westinghouse's Actuary shall be reviewed for accuracy by an actuarial firm designated by Buyer ("Buyer's" Actuary"). On the Closing Date (provided that (i) Buyer has received either a favorable determination letter from the Internal Revenue Service to the effect that Buyer's Plan meets the requirements for qualification under Section 401(a) of the Code or an opinion of Buyer's counsel, reasonably satisfactory to Westinghouse, to such effect, and
(ii) Westinghouse has received either a favorable determination letter from the Internal Revenue Service to the effect that the Westinghouse Pension Plan meets the requirements for qualification under Section 401(a) of the Code or an opinion of Westinghouse's counsel reasonably satisfactory to Buyer to such effect), Westinghouse shall cause to be transferred from the Master Trust for the Westinghouse Pension Plan (the "Master Trust") to the trust established for Buyer's Plan, an amount in the form of cash equal to 80% of the amount reasonably estimated by Westinghouse's Actuary in good faith to be equal to the 414(l) amount (the "Initial Transfer Amount"). The Initial Transfer Amount (plus interest thereon at the rate equal to the rate payable under Mellon's Short-Term Investment Fund net of such Fund's fees (such rate, net of Fund fees, being referred to as the "STIF Rate") from the Closing Date to the date of transfer) shall be transferred to Buyer's Plan. As soon as practicable after the final determination of the 414(l) Amount (the "True-Up Date"), Westinghouse shall cause a second transfer to be made to Buyer's Plan, in cash, of the "True-Up Amount". The True-Up Amount shall be equal to the 414(l) Amount minus the sum of (i) the Initial Transfer Amount and (ii) distributions, if any, from, and reasonable expenses of administration (consistent with past practice) under, the Westinghouse Pension Plan for benefits or other purposes made with respect to Continued Employees and Former Pension Participants from the Closing Date through the date of transfer plus interest on the True-Up Amount at the STIF Rate from the Closing Date to the date of such second transfer.

          If the 414(l) Amount is less than $37 million, then, on the True-Up Date, Westinghouse shall pay, or shall cause to be paid, to Buyer an amount, in cash, equal to the difference between $37 million minus the sum of (i) the Initial Transfer Amount and (ii) the True-Up Amount (such difference being referred to as the "Shortfall") plus interest on the Shortfall from the Closing Date to the True-Up Date at the STIF Rate.

          Effective as of the Closing Date, Buyer shall have in effect a defined benefit plan ("Buyer's Puerto Rico Pension Plan") intended to be qualified pursuant to applicable laws of Puerto Rico that will provide benefits, for not less than one year following the Closing Date, to Continued Employees which are substantially similar in all material respects (except for such changes as may be (i) required by law, including any applicable requirements of Section 401(a) of the Code, (ii) necessary as a technical matter to reflect the transactions contemplated hereby, or
(iii) required by a collective bargaining agreement or other contract, agreement or instrument to which Westinghouse or the applicable Sold Subsidiary is a party as of the Closing or provided in a contract, agreement or instrument entered into after the Closing with the affected employees or collective bargaining agent to those provided to such Continued Employees under the Westinghouse Pension Plan for Operations in Puerto Rico as of the date hereof. All of the foregoing provisions of this Section 9(c) shall also apply to the transfer of assets and liabilities from the Westinghouse Pension Plan for Operations in Puerto Rico to the Buyer's Puerto Rico Pension Plan, including with respect to any Former Employees who are participants in the Westinghouse Pension Plan for Operations in Puerto Rico immediately prior to the Closing Date.

          (d) 401(k) Plan. Effective as of the Closing Date, Buyer or the applicable Sold Subsidiary shall have in effect defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("Buyer's 401(k) Plans") that will provide benefits, for not less than one year following the Closing Date, to Continued Employees substantially similar in all material respects (except for such changes as may be (i) required by law (ii) necessary as a technical matter to reflect the transactions contemplated hereby, or
(iii) required by a collective bargaining agreement or other contract, agreement or instrument to which Westinghouse or the applicable Sold Subsidiary is a party as of the Closing Date or provided in a contract, agreement or instrument entered into after the Closing Date with the affected employees or collective bargaining agent to those provided by the Westinghouse savings program listed on Schedule 4(n) (the "Westinghouse Savings Program") and the Westinghouse de Puerto Rico retirement savings plan listed on
Schedule 4(n) (the "Westinghouse de Puerto Rico Retirement Savings Plan") (collectively, "Westinghouse's 401(k) Plans")) as of the date hereof. Each Continued Employee, and to the extent any Former Employees are participants in Westinghouse's 401(k) Plans immediately prior to the Closing Date, such Former Employees (each, a "Former 401(k) Participant"), participating in Westinghouse's 401(k) Plans as of the Closing Date shall become participants in Buyer's 401(k) Plans as of the Closing Date. Continued Employees and Former 401(k) Participants shall receive credit for all service with Westinghouse and its affiliates for purposes of eligibility and vesting under Buyer's 401(k) Plans. As of the Closing Date, Westinghouse will fully vest the account balance of each Continued Employee (to the extent not then fully vested), if any, under Westinghouse's 401(k) Plans.

          As soon as practicable following the later of
(i) the Closing Date, (ii) receipt by Buyer of a favorable determination letter from the Internal Revenue Service to the effect that Buyer's 401(k) Plans meet the requirements for qualification under Section 401(a) of the Code (or an opinion of Buyer's counsel, reasonably satisfactory to Westinghouse, to such effect) and (iii) receipt by Westinghouse of a favorable determination letter from the Internal Revenue Service to the effect that the Westinghouse 401(k) Plan meets the requirements for qualification under
Section 401(a) of the Code (or an opinion of Westinghouse's counsel reasonably satisfactory to Buyer to such effect), Westinghouse shall cause to be transferred to Buyer's 401(k) Plans, cash or, if acceptable to Buyer, marketable securities selected by Westinghouse having a fair market value equal to the aggregate value of the account balances in Westinghouse's 401(k) Plans as of the date of transfer for Continued Employees and Former 401(k) Participants (such transfer to be in notes evidencing loans to Continued Employees and Former 401(k) Participants from their account balances and the balance in cash or marketable securities as provided above), and shall also transfer all qualified domestic relations orders, within the meaning of
Section 414(p) of the Code. Following such transfer of assets, Buyer shall assume all of Westinghouse's and its affiliates' liabilities under Westinghouse's 401(k) Plans with respect to Continued Employees and Former 401(k) Participants and Westinghouse and its affiliates shall have no further liability to Buyer or any Continued Employee or Former 401(k) Participant with respect thereto other than liability for any breach of fiduciary duties or any non exempt prohibited transaction occurring prior to such transfer of assets and liabilities.

          (e) Accrued Vacation. Buyer shall credit each Continued Employee (and, to the extent any such amount is owing to any Former Employee, each such Former Employee) with the accrued and unused vacation days and any personal and sickness days accrued in accordance with the vacation and personnel policies and labor agreements of Westinghouse or its affiliates in effect as of the Closing Date listed in Schedules 4(l)(ii) and 4(n), provided, however, that Westinghouse may supplement the list of vacation and personnel policies set forth in such schedules by delivering to Buyer, within seven days of the date of execution of this Agreement, a supplemental list including additional policies and which list is expected to set forth, on a country-by-country basis, the applicable policies in effect in each such country, including all statutorily-mandated policies. To the knowledge of Westinghouse, such policies (excluding, for this purpose, statutorily-mandated policies) do not generally provide materially greater benefits than those afforded under the applicable policies set forth in Schedule 4(n) as of the date of this Agreement.

          (f)  Union Representation.  Buyer agrees to
recognize each union listed in Schedule 4(l)(ii) which at the Closing Date represents any of the Continued Employees (and, to the extent applicable, any Former Employees) as the collective bargaining representatives of such employees as of the Closing Date and agrees to assume all collective bargaining agreements then covering any Continued Employees (and, to the extent applicable, any Former Employees).

          (g)  Medical and Disability Benefits; Life
Insurance. (i) Each Sold Subsidiary shall continue to be responsible, in accordance with past accounting practice, to reimburse Westinghouse for all costs and expenses in respect of their participation in Westinghouse's applicable employee welfare benefit plans in effect prior to the Closing Date for all medical and dental claims for expenses incurred prior to the Closing Date by Continued Employees, Former Employees and their respective covered dependents. Reimbursement of such individuals for medical and dental expenses associated with such claims (including claims submitted on behalf of disabled employees and their dependents) shall be determined in accordance with the terms of Westinghouse's medical and dental programs as in effect immediately prior to the Closing Date. Subject to the Benefits Transition Services Agreement described in
Section 9(b), Westinghouse shall terminate coverage of Continued Employees, Former Employees and their respective dependents effective for claims for expenses incurred on and after the Closing Date. Buyer shall be responsible for all medical and dental claims for expenses incurred on and after the Closing Date (including responsibility for post-retire ment medical and dental claims) by Continued Employees, Former Employees and their respective covered dependents; provided, however, that Buyer's or the applicable Sold Subsidiary's medical and dental programs shall not contain a pre-existing condition clause with respect to Continued Employees, Former Employees and their covered dependents. For purposes of this Section 9(g), an expense shall be deemed incurred when the medical or dental service relating to the expense is provided (regardless of when the incident giving rise to the medical or dental expense occurs).

          (ii) Buyer shall be responsible for all short-term and long-term disability income benefits and other related benefits payable to or in respect of Continued
Employees, Former Employees and their respective dependents regardless of whether the onset of the disability occurred prior to, on or after the Closing Date.

          (iii) Buyer shall be responsible for all life insurance claims (including post-retirement life insurance claims) of Continued Employees, Former Employees and their respective dependents for losses incurred by such employees or dependents on and after the Closing Date under Buyer's group insurance policies in effect prior to or following the Closing Date. Westinghouse shall be responsible solely for claims for such losses incurred prior to the Closing Date.

          (h) Severance Obligations. Westinghouse and Buyer agree that the transactions contemplated hereby shall not constitute a severance of employment of any Continued Employee prior to the consummation of the transactions contemplated hereby, and that such employees will be deemed for all purposes to have continuous and uninterrupted employment before and immediately after the Closing. Except as required by law or an applicable collective bargaining agreement or as otherwise agreed in writing by Westinghouse and Buyer, Buyer shall provide severance and other separation benefits to each Continued Employee terminated by Buyer within one year following the Closing Date (or, in the case of Continued Employees who are subject to a collective bargaining agreement, the period required therein) upon terms and conditions that are comparable to the severance and other separation benefits provided by Westinghouse and its affiliates in effect on the date of this Agreement set forth in Schedule 4(n). Buyer shall recognize service with Westinghouse and its affiliates prior to the Closing Date for purposes of determining the amount of such severance and other separation benefits. Buyer shall be responsible for any claims made by any Continued Employee or Former Employee for severance or other separation benefits, for any claims based on breach of contract and for any other claims arising out of or in connection with the employment or the failure to offer employment to, or the termination of employment of, any Continued Employee or Former Employee other than claims arising solely as a result of the transactions contemplated hereby unless the principal basis of any such claim is due to Buyer's breach of any provision of this Section 9. Westinghouse shall be responsible for any claims made by any Continued Employee for severance or other separation benefits, for any claims based on breach of contract and for any other claims, in each case arising solely from the transactions contemplated hereby; provided, however, that Westinghouse shall not be responsible for any such claim if the principal basis of such claim is due to Buyer's breach of any provision of this Section 9.

          (i)  Executive Compensation.  Effective as of the
Closing Date, Buyer shall assume all liabilities and obligations relating to Continued Employees and Former
Employees under the Westinghouse Executive Pension Plan, which plan is listed in Schedule 4(n).

          (j) Cooperation. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

          (k)  WARN Act.  Buyer agrees to provide any
required notice under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting Continued Employees or Former Employees and occurring on or after the Closing. Buyer shall indemnify and hold harmless Westinghouse and its affiliates with respect to any liability under the WARN Act or similar statute arising from the actions of Buyer and its affiliates (including the Sold Subsidiaries) on or after the Closing.

          (l) Workers Compensation. Westinghouse currently sponsors a program that provides workers compensation benefits for eligible Continued Employees and Former Employees ("Westinghouse's Workers Compensation Program"). Effective as of the Closing Date, Buyer shall take all necessary and appropriate action to adopt a workers compensation program providing such workers compensation benefits substantially similar to those provided under Westinghouse's Workers Compensation Program for the Continued Employees covered by such program ("Buyer's
Workers Compensation Program").   Buyer's Worker
Compensation Program shall be responsible for all claims for workers compensation benefits which are incurred prior to, on or following the Closing Date by Continued Employees and Former Employees, including claims that are otherwise payable under the terms and conditions of Westinghouse's Workers Compensation Program.

          (m) Free-Standing Plans. Notwithstanding the foregoing provisions of this Section 9, effective as of the Closing, Buyer shall assume and be responsible for all liabilities and obligations under those Benefit Plans in which the sole participants are Continued Employees and Former Employees listed in Schedule 4(n) ("Free-Standing
Plans"). Westinghouse and Buyer shall take all action necessary and appropriate (including, in the case of Buyer, establishing legal entities to serve as plan sponsor) to establish Buyer as successor to Westinghouse to all rights, assets, duties, liabilities and obligations under or with respect to such Free-Standing Plans.

          (n) Foreign Employment Matters. (i) Employment. Without limiting the generality of Sections 9(a) and 9(b), Buyer shall, or shall cause a Sold Subsidiary to, assume or retain and be responsible for the employment (including any employment contracts) of the Continued Employees who are employed outside the United States ("Foreign Continued Employees"), and Buyer shall take any and all actions necessary or appropriate (if any) to continue the employment of such Foreign Continued Employees and to have Buyer or any Sold Subsidiary assume or retain all obligations and liabilities relating to their employment (including, but not limited to, any employment contracts listed in
Schedule 4(l)(i)) under local laws and practices without Westinghouse or any of its affiliates having any liability to any such employees for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments to any of such employees by reason of, or as a result of, the actions contemplated by this Section 9(n).

          (ii)  Employee Benefit Plans for Foreign Continued
Employees.  Except for the Free-Standing Plans,

          (A) effective as of the Closing Date, and as soon as necessary or practicable thereafter, Buyer or a Sold Subsidiary shall establish and qualify or register with applicable regulatory authorities employee benefit plans for, or shall extend existing Buyer or Sold Subsidiary employee benefit plans, programs, policies and arrangements to, the Foreign Continued Employees which are in accordance with local law and which provide benefits, for not less than one year following the Closing Date, to the Foreign Continued Employees on terms and conditions which are substantially similar in the aggregate to those provided to Foreign Continued Employees by Westinghouse or its subsidiaries immediately prior to the Closing Date.
          (B)  As of the Closing Date, Buyer or a Sold
Subsidiary shall (i) establish and adopt one or more foreign pension plans or shall extend one or more existing Buyer or Sold Subsidiary pension plans (each, a "New Foreign Retire ment Plan") which shall provide retirement benefits for each of the Foreign Continued Employees and, to the extent applicable, Former Employees who were employed by a Sold Subsidiary in a foreign jurisdiction and who, as of the Closing Date, are not employed by Westinghouse or any of its affiliates (the Foreign Continued Employees and such former foreign employees, collectively, the "Foreign Plan Participants") on substantially similar terms and conditions to those provided to Foreign Plan Participants by Westinghouse or its affiliates (other than a Sold Subsidiary) under each Foreign Retirement Plan listed in
Schedule 4(n) as in effect immediately prior to the Closing Date, and (ii) establish and adopt any necessary trust funds or other funding vehicles to hold assets or reserves of New Foreign Retirement Plans which are attributable to the Foreign Plan Participants. Buyer or a Sold Subsidiary shall take all action necessary to qualify or register each New Foreign Retirement Plan and any related trusts with all applicable regulatory authorities. Subject to
Section 9(n)(iii), effective as of the Closing Date, Buyer or a Sold Subsidiary shall extend coverage under the applicable New Foreign Retirement Plan to each such Foreign Plan Participant to the extent that each such Foreign Plan Participant shall then, or at some later date, satisfy the eligibility and participation requirements of such New Foreign Retirement Plan.

          (C) Except as otherwise specifically provided in this Section 9(n), effective as of the Closing Date, each Foreign Plan Participant who is an active participant in any Foreign Retirement Plan shall cease to be an active partici pant thereunder, and all Foreign Plan Participants shall become eligible to participate in an applicable New Foreign Retirement Plan in accordance with the applicable provisions of this Section 9(n) and the terms and conditions of such plan.

          (iii) Delayed Foreign Employees. Notwithstanding the foregoing provisions of this Section 9, Foreign Employees whose names are listed in Schedule 2(b)(iii) and whose employment by Buyer or any Sold Subsidiary will be delayed beyond the Closing Date due to applicable foreign law (including, without limitation, due to the requirement that Buyer establish separate legal entities as employer) ("Delayed Foreign Employees") will continue on the payroll of Westinghouse or its affiliates and will continue to participate in each of Westinghouse's or its affiliate's employee benefit plans in which they are participating immediately prior to the Closing Date until the applicable date on which they first become eligible to become employed by Buyer or any Sold Subsidiary (the "Delayed Transfer Date"). Buyer will offer, or cause a Sold Subsidiary to offer, employment on the applicable Delayed Transfer Date to each such Delayed Foreign Employee then in employment, and on and as of the applicable Delayed Transfer Date, each such Delayed Foreign Employee will become a Continued Employee for all purposes of the Agreement. Buyer will promptly reimburse Westinghouse for 100% of the payroll, benefits (including statutory benefits, severance and other termination benefits) and other costs and expenses directly or indirectly relating to Delayed Foreign Employees consistent with past practice within 15 days following receipt of each written notification (including reasonable substantiation of costs and expenses) from Westinghouse or any of its affiliates of such payroll, benefits and other costs and expenses.

          (o)  No Right to Employment.  Nothing herein
expressed or implied shall confer upon any of the employees of Westinghouse, Buyer, or any of their affiliates, any additional rights or remedies, including, without limitation, any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

          (p) Multiemployer Plan Liability. Westinghouse will be responsible for all liabilities (including withdrawal liabilities) incurred under any multiemployer plan covering employees of Westinghouse or its affiliates other than Continued Employees with respect to the period prior to the Closing Date.

          10. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8(a), 8(d) and 8(e)), as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

          11. Indemnification. (a) Tax Indemnification. Westinghouse shall indemnify Buyer, its affiliates (including the Sold Subsidiaries) and each of their respec tive officers, directors, employees, stockholders, agents and representatives against and hold them harmless from
(i) all liability for Income Taxes of the Sold Subsidiaries for the Pre-Closing Tax Period, (ii) all liability (as a result of Treasury Regulation 1.1502-6(a) or otherwise) for Taxes of Westinghouse or any other corporation which is or has been affiliated with Westinghouse (other than the Sold Subsidiaries), (iii) all liability for Income Taxes resulting from the Section 338(g) and 338(h)(10) elections (or any comparable elections under state or local Tax law) contemplated by Section 12(a) of this Agreement for domestic Sold Subsidiaries (excluding Thermo Puerto Rico), (iv) all liability for Taxes attributable to a breach by Westinghouse of its obligations under this Agreement, (v) all liability for Taxes attributable to a breach of the representations and warranties contained in Section 4(h)(iii), (vi) all liability for Taxes attributable to a breach of the representations and warranties contained in Section 4(h)(vii) to the extent that such breach causes Buyer not to obtain tax benefits described in such Section that Buyer would have received in the absence of such breach (or, if less, the benefits that Seller currently receives) and
(vii) all liability for Taxes arising out of any intercompany transactions, restructurings or reorganizations of Thermo Ireland and related Irish corporations occurring before the Closing Date which were not part of the transactions contemplated by this Agreement ("Irish Reorganization Taxes").

          Notwithstanding the foregoing clauses (a)(i),
(ii) or (iii), Westinghouse shall not indemnify and hold harmless Buyer and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and Buyer shall, and shall cause the Sold Subsidiaries to, indemnify Westinghouse, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from (i) all liability for Taxes of the Sold Subsidiaries for the Post-Closing Tax Period,
(ii) all liability for Taxes arising from Buyer's 338(g) election, if any, for foreign Sold Subsidiaries (including Thermo Puerto Rico) but excluding any protective 338(g) election pursuant to Section 12(j) and (iii) all liability for Taxes attributable to a breach by Buyer of its obligations under this Agreement.

          In the case of any taxable period that begins before and ends after the Closing Date (a "Straddle
Period"):

          (i) the Income Taxes of the Sold Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; and

          (ii) any Income Taxes of the Sold Subsidiaries not allocated to the Pre-Closing Tax Period under clause (i) of this sentence shall be allocated to the Post-Closing Tax Period.

To the extent not susceptible to allocation under the methodology described in the preceding sentence, such Straddle Period Taxes shall be apportioned on the basis of elapsed days.

Westinghouse's indemnity obligation in respect of Income Taxes for a Straddle Period shall initially be effected by its payment to Buyer of the excess of (x) such Income Taxes for the Pre-Closing Tax Period over (y) the amount of such Income Taxes paid by Westinghouse or any of its affiliates (other than the Sold Subsidiaries) at any time plus the amount of such Income Taxes paid by any of the Sold Subsi diaries on or prior to the Closing Date. Westinghouse shall initially pay such excess to Buyer within 30 days after the return, report or form with respect to the final liability for such Income Taxes is required to be filed (or, if later, is actually filed). If the amount of such Income Taxes paid by Westinghouse or any of its affiliates (other than the Sold Subsidiaries) at any time plus the amount of such Income Taxes paid by any of the Sold Subsidiaries on or prior to the Closing Date exceeds the amount payable by Westinghouse pursuant to the preceding sentence, Buyer shall pay to Westinghouse the amount of such excess within 30 days after the return, report or form with respect to the final liability for such Income Taxes is required to be filed (or, if later, is actually filed). The payments to be made pursuant to this paragraph by Westinghouse or Buyer with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Income Taxes for such Straddle Period.

          (b)  Other Indemnification by Westinghouse.
Westinghouse shall indemnify Buyer, its affiliates (including the Sold Subsidiaries) and each of their respec tive officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses (including such fees and expenses incurred to enforce the rights set forth herein to the extent such rights are successfully enforced)) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Westinghouse which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto, (ii) any breach of any covenant of Westinghouse contained in this Agreement, (iii) any liability or obligation of the Sold Subsidiaries to the extent that such liability or obligation does not arise out of or relate to the Thermo King Business or the assets or operations thereof before, on or after the Closing Date (including any assets or operations disposed of prior to the Closing Date), (iv) the Reorganization (excluding those liabilities and obligations specifically contemplated by this Agreement to be transferred to a Sold Subsidiary or that otherwise would have been incurred or arisen but for the consummation of the Reorganization), (v) the Westinghouse Distribution (as defined in Section 27) (excluding those liabilities and obligations that otherwise would have been incurred or arisen but for the consummation of the Westinghouse Distribution), (vi) any violation of Environmental Law, including any claim by a Governmental Entity based on any violation of Environmental Law as to which the applicable statute of limitations had not expired on or before the Closing Date, such Environmental Law as is enforced or interpreted as of the Closing Date by the Governmental Entity with primary jurisdiction over such violation, by the Sold Subsidiaries on or prior to the Closing Date and arising from the operation of the business as then conducted by the Sold Subsidiaries, (vii) the presence of Hazardous Materials at, on or under or migrating from (A) any of the Sold Subsidiary Properties or properties owned or operated by the Sold Subsidiaries that were sold or transferred during the period from January 1, 1992 to the Closing Date, and (B) any properties owned or operated by the Sold Subsidiaries that were sold or transferred prior to January 1, 1992, in each case in concentrations or amounts that are required by a Governmental Entity to be removed, remediated, treated or abated under authority of Environmental Law, as enforced or interpreted as of the Closing Date by the appropriate Governmental Entity and
(viii) any off-site transportation, disposal or arrangement for disposal of Hazardous Materials by any Sold Subsidiary on or prior to the Closing Date; provided, however, that Westinghouse shall not have any liability under clause (i) of this sentence unless the aggregate of all losses, liabilities, claims, damages and expenses relating thereto for which Westinghouse would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $25,000,000 (the "Rep Basket"), and then only to the extent of such excess; provided, further, however, that Westinghouse shall not have liability under clauses (vi),
(vii)(A) or (viii) of this sentence unless the aggregate of all losses, liabilities, claims, damages and expenses relating thereto for which Westinghouse would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $5,000,000 (the "Environmental Basket"), and then only to the extent of such excess; provided, further, however, that Westinghouse shall not have any liability under clause (vii)(B) of this sentence unless the aggregate of all losses, liabilities, claims, damages and expenses relating thereto for which Westinghouse would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $10,000,000, and then only to the extent of such excess; provided, further, however, that Westinghouse's aggregate liability under clauses (i), (ii) and (iv) through
(viii) of this sentence shall in no event exceed the Purchase Price. Any claims for losses, liabilities, claims, damages and expenses which are applied against the Environmental Basket shall also be applied against the Rep Basket up to an aggregate reduction in the Rep Basket of $5,000,000. In the event that $25,000,000 or more of losses, liabilities, claims, damages and expenses are applied against the Rep Basket, then the Environmental Basket shall be eliminated. In no event shall Westinghouse be obligated to indemnify Buyer or any other person with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2(d). This paragraph shall have no application to Taxes, except that clause (i) shall be applicable in accordance with its terms to a breach by Westinghouse relating to Taxes of its representation in Section 4(g)(ii) (unless such Taxes are already indemnified for by Westinghouse or Buyer pursuant to
Section 11(a)).

          Notwithstanding anything herein to the contrary, but subject to the terms and conditions of Section 11(b), including Buyer's waiver of all other rights and remedies, clauses (vi), (vii) and (viii) of Section 11(b) is Buyer's sole and exclusive remedy for any matter arising out of, or in any matter relating to, Environmental Law under this Agreement.

          Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the trans actions contemplated hereby, the Sold Subsidiaries and their assets, liabilities and business (other than claims in respect of fraud) shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims in respect of fraud) it, any of its affiliates (including any Sold Subsidiary) or any of their respective officers, directors, employees, stockholders, agents or representatives may have against Westinghouse and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation (including any relating to environmental matters or arising under or based upon common law or otherwise) or otherwise (except pursuant to the indemnification provisions set forth in this Section 11).

          (c) Other Indemnification by Buyer. Buyer shall, and shall cause the Sold Subsidiaries to, indemnify Westinghouse, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses (including such fees and expenses incurred to enforce the rights set forth herein to the extent such rights are successfully enforced)) suffered or incurred by any such indemnified party to the extent arising from i) any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto,
(ii) any breach of any covenant of Buyer contained in this Agreement, (iii) any Schedule 2(b)(v) Contract or any Credit Support Arrangement or other guarantee (including of performance under contracts or agreements) or obligation to assure performance given or made by Westinghouse or one of its subsidiaries with respect to any obligation or liability of any Sold Subsidiary set forth in clause (iv) below,
(iv) except to the extent otherwise expressly provided pursuant to Section 11(b), all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of any Sold Subsidiary, including any such obligations or liabilities contained in any Contract or any license, lease, contract, commitment, agreement or instrument that, because it fails to meet the relevant threshold amount or term or otherwise, is not included within the definition of Contracts, or, with respect to events occurring after the Closing Date, under the Benefit Plans set forth in Schedule 4(n) which is expressly assumed by Buyer pursuant to Section 9 or any employee benefit plans established by Buyer pursuant to Section 9 hereof (collec tively, the "Assumed Plans") (in each case other than items for which indemnification is provided under Section 11(b), to the extent of such indemnification), (v) any discon tinuance, suspension or modification on or after the Closing Date of any Assumed Plan. This paragraph shall have no application to Taxes, except that clause (iv) shall be applicable in accordance with its terms to any obligation of a Sold Subsidiary relating to Taxes (unless such Taxes are already indemnified for by Westinghouse or Buyer pursuant to
Section 11(a)).

          (d)  Losses Net of Insurance, etc.; No Conse
quential Damages. The amount of any loss, liability, claim, damage, expense or Tax (collectively, a "Loss") for which indemnification is provided under this Section 11 shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall not be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder or (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Adjusted Purchase Price for United States Federal income tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemni fied party or any of its affiliates causes any such payment not to be treated as an adjustment to the Adjusted Purchase Price for United States Federal income tax purposes. Notwithstanding anything to the contrary contained herein, no indemnification shall be provided for under this
Section 11 in respect of any consequential damages.

          (e) Termination of Indemnification. The obliga tions to indemnify and hold harmless a party hereto
(i) pursuant to Section 11(a), shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof), (ii) pursuant to Sections 11(b)(i) and 11(c)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 16,
(iii) pursuant to Section 11(b)(vi), (vii) and (viii) shall terminate five years following the Closing, and
(iv) pursuant to the other clauses of Section 11(b) and 11(c), shall not terminate; provided, however, that as to clauses (i), (ii) and (iii) of this sentence such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

          (f) Procedures Relating to Indemnification (Other than under Section 11(a)). In order for a person (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Sec tion 11(a)) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 20 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless the indemnifying party shall have been materially prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indem nified party failed to give such notice except for the reasonable expenses of investigation of such claim). Thereafter, the indemnified party shall deliver to the indemnifying party, within 10 business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim, except those separately addressed to the indemnifying party.

          If a Third Party Claim is made against an indemni fied party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. The indemnifying party shall have 30 days (or if the indemnified party shall not be actually prejudiced by a longer period, such longer period) from notification of such Third Party Claim to notify the indemnified party (i) whether or not the indemnifying party disputes the liability of the indemnifying party to the indemnified party hereunder with respect to such Third Party Claim and (b) whether or not it elects to assume the defense of the indemnified party. The indemnifying party may not assume the defense of any such Third Party Claim unless and until it acknowledges its indemnification obligation in writing. All costs and expenses incurred by the indemnifying party in defending such Third Party Claim shall be a liability of, and shall be paid by, the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, except as provided below. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that, except as provided below, the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party (i) for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above except for the reasonable expenses of investigation of such claim) or
(ii) if the indemnified party has been advised by its counsel that representation of such parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest or inconsistent defenses between the indemnified party and the indemnifying party and the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, in which case the indemnifying party shall no longer have either the right or the obligation to assume and continue the defense of such action on behalf of the indemnified party.

          If the indemnifying party elects to assume or prosecute the defense of any Third Party Claim, the indemnifying party shall defend or prosecute such defense in good faith and all of the indemnified parties shall reasonably cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at proceedings relating to such Third Party Claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms
(i) obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and (ii) does not obligate the indemnified party to take any action or impose any future restrictions on the indemnified party.

          (g) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 11(b) or 11(c) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11(b) or 11(c), unless the indemnifying party shall have been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under
Section 11(b) or 11(c), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under
Section 11(b) or 11(c) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
          (h) Procedures Relating to Indemnification of Tax Claims. If a party indemnified against a Tax liability under Section 11(a) (the "tax indemnified party") has notice of a formal or informal claim for such Tax liability by any taxing authority, which, if successful, might result in an indemnity payment to such party, the tax indemnified party shall promptly notify the party obligated to make such payment (the "tax indemnifying party") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim of which the tax indemnified party has notice is not given to the tax indemnifying party within a sufficient period of time to allow the tax indemnifying party to effectively contest such Tax Claim, or in reasonable detail to apprise the tax indem nifying party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the tax indemnifying party shall not be liable to the tax indemnified party to the extent that the position of the tax indemnifying party is prejudiced as a result thereof.

          With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes of any of the Sold Subsid iaries for a Straddle Period), the tax indemnifying party shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, the tax indemnifying party and the tax indemnified party shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of any Sold Subsidiary for a Straddle Period or any Tax Claim that has any effect (other than direct liability for any Taxes for which indemnity is provided) on the tax indemnified party in the reasonable judgment of the tax indemnified party.

          The tax indemnified party and its affiliates shall cooperate with the tax indemnifying party in contesting any Tax Claim, which cooperation shall include, without limitation, retaining and (upon the tax indemnifying party's request) providing to the tax indemnifying party records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. The tax indemnifying party shall reimburse the tax indemnified party for reasonable third party legal fees and expenses arising from any Tax Claim not controlled (either solely or jointly) by such tax indemnifying party.
          In no case shall the tax indemnified party settle or otherwise compromise any Tax Claim without the tax indemnifying party's prior written consent. Neither party shall settle a Tax Claim relating solely to Taxes of any of the Sold Subsidiaries for a Straddle Period without the other party's prior written consent.

          (i) Mitigation. Westinghouse and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party, its affiliates or their respective officers, directors, employees, stock holders, agents or representatives hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided that any incremental loss, liability, claim, damage or expense incurred as a result of any such mitigation action taken by an indemnified party shall be subject to the indemnification provisions of this Section 11.

          12. Tax Matters. (a) Buyer shall (i) timely make an election under Section 338(g) of the Code (and any comparable election under state or local Tax law) with respect to each of the domestic Sold Subsidiaries (other than Thermo Puerto Rico), (ii) join Westinghouse in timely making an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect thereto and (iii) cooperate with Westinghouse in the completion and timely filing of such elections in accordance with the provisions of Temporary Regulation 1.338(h)(10)-1 (or any comparable provisions of state or local Tax law) or any successor provision. Westinghouse and Buyer agree that the Purchase Price allocable to the Direct Sold Subsidiaries pursuant to Section 1, together with applicable liabilities, shall be further allocated among the assets of those Sold Subsidiaries that are subject to the Section 338(h)(10) election described in this Section 12(a) or that are referred to in Section 12(j), as mutually agreed by the parties prior to Closing. After the final determination of the Adjusted Purchase Price, Buyer and Westinghouse will mutually agree on adjustments to the allocations set forth in Schedules 1 (and any allocations among the assets of the Sold Subsidiaries) to reflect the difference between the Purchase Price and the Adjusted Purchase Price. Neither Westinghouse nor Buyer (nor any of their respective affiliates) shall take any position on any Tax return or with any taxing authority that is inconsistent with the allocations agreed to prior to Closing as so adjusted.

          (b) For any Straddle Period of any of the Sold Subsidiaries, Buyer shall timely prepare all Tax returns, reports and forms required to be filed and shall provide Westinghouse with copies thereof no later than 30 days before the due date (including extensions) for filing.
After Buyer receives Westinghouse's approval (which shall not be unreasonably withheld), Buyer shall timely file such returns, reports and forms with the appropriate authorities and shall pay all Taxes due with respect thereto; provided that Westinghouse shall reimburse Buyer (in accordance with the procedures set forth in Section 11(a)) for any amount owed by Westinghouse pursuant to Section 11(a) with respect to Income Taxes for the taxable periods covered by such returns, reports or forms. For any taxable period of any of the Sold Subsidiaries that ends on or before the Closing Date, where returns are not required to be filed (or Tax is not required to be paid) until after the Closing Date,
(i) with respect to Income Taxes, Westinghouse shall timely prepare and file with the appropriate authorities all returns, reports and forms required to be filed, and shall pay all Taxes due with respect to such returns, reports and forms and (ii) with respect to Taxes other than Income Taxes, Buyer shall timely prepare and file with the appropriate authorities all returns, reports and forms required to be filed, and shall pay all Taxes due with respect to such returns, reports and forms. Westinghouse and Buyer agree to cause the Sold Subsidiaries to file all Tax returns, reports and forms for any period that includes the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis.

          (c) Westinghouse, each of the Sold Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Westinghouse and Buyer recognize that Westinghouse and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Sold Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees, and agrees to cause each of the Sold Subsidiaries, to use its reasonable best efforts to properly retain and maintain such records until such time as Westinghouse agrees that such retention and maintenance is no longer necessary. Additionally, Westinghouse shall provide to Buyer at Buyer's request all documentation supporting (i) Thermo Puerto Rico's tax position in Puerto Rico and (ii) Thermo Ireland's tax position in Ireland.

          (d) Any refunds or credits of Income Taxes (or other Taxes indemnified by Westinghouse under
Section 11(a)), on the one hand, or other Taxes, on the other hand, of any of the Sold Subsidiaries for any taxable period ending on or before the Closing Date shall be for the account of Westinghouse or Buyer, respectively. Any refunds or credits of Taxes of any of the Sold Subsidiaries for any taxable period beginning after the Closing Date (unless indemnified by Westinghouse under Section 11(a)) shall be for the account of Buyer. Any refunds or credits of Income Taxes (or other Taxes indemnified by Westinghouse under Section 11(a)), on the one hand, or other Taxes, on the other hand, of any of the Sold Subsidiaries for any Straddle Period shall be equitably apportioned between Westinghouse and Buyer, or shall be for the account of Buyer, respectively. Buyer shall, if Westinghouse so requests and at Westinghouse's expense, cause any of the Sold Subsidiaries to file for and obtain any refunds or credits to which Westinghouse is entitled under this Section 12(d). Buyer shall permit Westinghouse to control and settle the prosecution of any such refund claim and, where deemed appropriate by Westinghouse, shall cause each of the Sold Subsidiaries to authorize by appropriate powers of attorney such persons as Westinghouse shall designate to represent such Sold Subsidiary with respect to such refund claim. Buyer shall cause each of the Sold Subsidiaries to forward to Westinghouse any such refund within 10 days after the refund is received (or reimburse Westinghouse for any such credit within 10 days after the credit is allowed or applied against other Tax liability). Westinghouse and Buyer shall treat any payments under the preceding sentence that Westinghouse shall receive pursuant to this Section 12(d) as an adjustment to the Adjusted Purchase Price for United States Federal income tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Buyer or any of its affiliates causes any such payment not to be treated as an adjustment to the Adjusted Purchase Price for United Stated Federal income tax purposes. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 11(h).

          (e) Westinghouse shall be responsible for filing any amended consolidated, combined or unitary Income Tax returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those juris dictions in which separate Income Tax returns are filed by any of the Sold Subsidiaries, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Westinghouse and furnished to such Sold Subsidiary for approval (which approval shall not be unreasonably withheld), signature and filing at least 30 days prior to the due date for filing such returns.

          (f) All transfer, documentary, sales, use, regis tration, stock transfer Taxes and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest, additions to Tax, additional amounts due or similar items with respect thereto) incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally by Buyer and Westinghouse, and Westinghouse and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

          (g) Westinghouse shall deliver to Buyer at the Closing a certificate in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax
Act.

          (h) On the Closing Date, Buyer shall cause each of the Sold Subsidiaries to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit any of the Sold Subsidiaries to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement or, subject to Section 12(j), Section 338(g) elections for foreign Sold Subsidiaries) that could result in Tax liability to Westinghouse, any affiliate of Westinghouse or any of the Sold Subsidiaries in excess of Tax liability associated with the conduct of the business of the Sold Subsidiaries in the ordinary course.

          (i) Westinghouse shall cause the provisions of any Tax sharing agreement between Westinghouse and any of its affiliates (other than the Sold Subsidiaries), on the one hand, and any of the Sold Subsidiaries, on the other hand, to be terminated on or before the Closing Date.

          (j) Buyer acknowledges that Westinghouse intends to elect under Treasury Regulation Section 301.7701-3(c) to treat Thermo King Do Brasil, Ltda., Thermo King Czech Republic, s.r.o., Westinghouse Electric GmbH and Westing house Electric Ireland Limited as branches of the applicable Sellers for United States Federal income tax purposes, such election to be effective on or before the Closing Date. Buyer will not take any tax reporting position inconsistent with such election and will not, for six months after the Closing Date, permit the corporation (which may be a foreign corporation) purchasing the stock in any such entity to take any action that would be treated for United States Federal income tax purposes as a transfer of such assets to a different related corporation; provided, however, that Buyer may make a protective Section 338(g) election with respect to any such purchased corporations, subject to Westinghouse's reasonable review.

          13. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or trans ferable by Westinghouse or Buyer without the prior written consent of the other party hereto; provided, however, that Buyer may assign its right to purchase any of the Shares hereunder to one or more subsidiaries of Buyer without the prior written consent of Westinghouse except that Buyer may only assign its right to purchase the Shares of Dalian if such assignment does not affect Westinghouse's and Buyer's ability to obtain the approval described in paragraph 4 of
Schedule 4(b); provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment or transfer in violation of this
Section 13 shall be void.

          14. No Third-Party Beneficiaries. Except as provided in Section 11, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          15. Termination. (a) Notwithstanding anything contained herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby aban doned at any time prior to the Closing:

          (i) by mutual written consent of Westinghouse and Buyer;

          (ii) by Westinghouse if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment, and shall not have been waived by Westinghouse;

          (iii) by Buyer if any of the conditions set forth in Section 3(a) shall have become incapable of fulfill ment, and shall not have been waived by Buyer; or

          (iv) by either party hereto, if the Closing does not occur on or prior to March 31, 1998;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Westinghouse or Buyer pursuant to this Section 15, written notice thereof shall forthwith be given to the other party and the transac tions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Buyer shall return all documents and other material received from Sellers and the Sold Subsi diaries relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Westinghouse, except to the extent (and only for so long as) retention thereof is necessary to pursue any rights or claims Buyer may have against Westinghouse hereunder; and

          (ii) all confidential information received by Buyer with respect to the businesses of Westinghouse and its subsidiaries (including the Sold Subsidiaries) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c)  If this Agreement is terminated and the
transactions contemplated hereby are abandoned as described in this Section 15, this Agreement shall become null and void and of no further force or effect, except for the provisions of (i) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 8(c) relating to publicity,
(iii) Section 17 relating to certain expenses,
(iv) Section 23 relating to finder's fees and broker's fees, (v) Sections 13 and 18 through 26 relating to miscellaneous provisions and (vi) this Section 15. Nothing in this Section 15 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

          16. Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto (in each case other than the representations and warranties relating to Taxes and environmental matters) shall survive the Closing solely for purposes of Sections 11(b) and (c) and shall terminate at the close of business eighteen months following the Closing Date. The representations and warranties (other than those contained in Sections 4(h)(iii) and (vii)) relating to Taxes in this Agreement and in any certificate delivered pursuant thereto shall terminate at the close of business on the Closing Date. The representations and warranties contained in Section 4(h)(iii) and in any certificate delivered pursuant thereto shall terminate at the close of the applicable statute of limitations relating to the underlying Tax liability. The representations and warranties contained in Section 4(h)(vii) shall terminate 30 days after a final determination by the Puerto Rican or Irish taxing authorities concerning the eligibility of Thermo Puerto Rico or Thermo Ireland, respectively, for the applicable tax benefits. The representations and warranties relating to environmental matters in this Agreement shall not survive the Closing.

          17. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

          18. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto (or, in the case of a waiver, by the waiving party).

          19. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or, if telecopied, when receipt is confirmed or, if mailed, three days after mailing (one business day in the case of overnight courier service), as follows:

          (i) if to Buyer,

               Ingersoll-Rand Company
               200 Chestnut Ridge Road
               Woodcliff Lake, New Jersey 07675

               Telecopy No.:  (201) 573-3400
               Attention:  Vice President and
                           General Counsel

          with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017

               Telecopy No.:  (212) 455-2502
               Attention:  James Cotter, Esq.; and
          (ii) if to Westinghouse,

               Westinghouse Electric Corporation
               11 Stanwix Street
               Pittsburgh, PA 15222-1384

               Telecopy No.:  (412) 642-5224
               Attention:  Louis J. Briskman, Esq.

          with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019

               Telecopy No.:  (212) 474-3700
               Attention:  Peter S. Wilson, Esq.

or to such other address as any party shall have designated by written notice to the other party.

          20.  Interpretation; Exhibits and Schedules;
Certain Definitions. (a) When a reference is made in this Agreement to a Section, a Schedule or an Exhibit, such reference shall be to a Section of, or a Schedule or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When used in this Agreement, the phrase "generally accepted accounting principles" shall mean generally accepted accounting principles in the United States. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable. To the extent applicable, any matter set forth in a Schedule shall be deemed to be set forth in all other Schedules.

          (b)  For all purposes hereof:

          (i) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (ii) "knowledge" of Westinghouse means the actual knowledge after due inquiry of the individuals listed in Schedule 20(b);

          (iii) "material" means (except when used with respect to Buyer) material to the business or financial condition of the Sold Subsidiaries, taken as a whole;

          (iv) "person" means any individual, firm, corpora tion, partnership, joint stock company, limited liability company, trust, joint venture, Governmental
     Entity or other entity; and

          (v) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indi rectly by such first person.

          21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be consid ered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered (including by telecopy) to the other party.

          22. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.
          23. Fees. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Evercore Partners Inc. and J.P. Morgan Securities Inc. with respect to Westinghouse and Merrill Lynch & Co. with respect to Buyer and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

          24.  Severability.  If any provision of this
Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion there of) or the application of such provision to any other persons or circumstances.

          25. Consent to Jurisdiction. Each of Westing house and Buyer irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Westinghouse and Buyer further agrees that service of any process, summons, notice or document by United States registered mail to such party's respective address set forth in Section 19 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 25. Each of Westinghouse and Buyer irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contem plated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          26.  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          27.  Westinghouse Spin-Off.  (a)  Buyer
acknowledges that prior to the Closing Westinghouse may consummate the spin-off of its power-related businesses (the "Westinghouse Distribution"). Westinghouse and Buyer agree that except as set forth in this Section 27 the consummation of the Westinghouse Distribution shall not in any way affect the terms and conditions of this Agreement or the rights and obligations of the parties hereto.

          (b) In the event that the Westinghouse Distribu tion is consummated prior to the Closing, (i) Westinghouse will cause each of Westinghouse Electric S.A. and Westinghouse Holdings Corporation to transfer (by way of dividends and capital contributions) all the shares of capital stock of or other equity interests in each Direct Sold Subsidiary owned by it to any of Westinghouse, Sabroe Reefer Cool, Inc., Westinghouse Industries, Inc. or Thermo King Corporation and following such transfers Westinghouse Electric S.A. and Westinghouse Holdings Corporation shall no longer be Sellers or Selling Subsidiaries for the purposes of this Agreement, (ii) each Direct Sold Subsidiary the capital stock of or other equity interests in which is transferred to Sabroe Reefer Cool, Inc. or Thermo King Corporation pursuant to clause (i), following such transfer, shall be an Other Sold Subsidiary (and no longer a Direct Sold Subsidiary) for the purposes of this Agreement and such capital stock or other equity interests shall no longer be Shares for the purposes of this Agreement, (iii) the Purchase Price shall be reallocated among the Sold Subsidiaries that are then Direct Sold Subsidiaries, and among the assets of the Direct Sold Subsidiaries and Other Sold Subsidiaries, in a manner based on the allocations in Sections 1 and 12(a) of this Agreement but changed solely to reflect the change in structure and (iv) Westinghouse will provide to Buyer an appropriate update to Exhibit A and
Schedule 4(e). Regardless of whether the Westinghouse Distribution is consummated prior to or following the Closing, Westinghouse shall, prior to the Westinghouse Distribution, cause the corporation the stock of which is to be distributed in the Westinghouse Distribution to become bound by Section 5(j) of this Agreement as if such corporation were Westinghouse. Buyer agrees that no representation, warranty, covenant or agreement of Westing house contained in this Agreement shall be considered to have been breached as a result of any action taken pursuant to this Section 27 so long as the Closing is not materially delayed thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                         WESTINGHOUSE ELECTRIC CORPORATION,

                           by
                         /s/ Frederic G. Reynolds
                         Name:  Frederic G. Reynolds
                         Title: Executive Vice President


                         INGERSOLL-RAND COMPANY,

                           by
                         /s/ Daniel E. Kletter
                         Name:  Daniel E. Kletter
                         Title: Vice President




                                                    EXHIBIT A
                                                 TO THE STOCK
                                           PURCHASE AGREEMENT


Selling Subsidiaries

Westinghouse Industries, Inc.
Westinghouse Holdings Corporation
Westinghouse Electric S.A.


Direct Sold Subsidiaries

Sabroe Reefer Cool, Inc.
Thermo King Corporation
Westinghouse de Puerto Rico, Inc.
Reftrans, S.A.
Thermo King Container-Denmark A/S
Thermo King Czech Republic, s.r.o.
Thermo King-Dalian Transport Refrigeration Company, Limited
Thermo King Do Brasil, Ltda.
Westinghouse Electric GmbH
Westinghouse Electric Ireland Limited


Other Sold Subsidiaries

Thermo King Trading Company
Thermo King SVC, Inc.